As filed with the Securities and Exchange Commission on [________], 2011
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FUNCTION (X) INC.
(Exact name of registrant as specified in its charter)

Delaware	7370	33-0637631
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

159 East 70th Street
New York, New York 10021
212-231-0092

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert F.X. Sillerman
Executive Chairman
159 East 70th Street
New York, New York 10021
212-231-0092

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher S. Auguste, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of Americas
New York, New York 10036
(212) 715-9100

____________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[    ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer [ ]	Accelerated Filer [ ]
Non-Accelerated Filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ x ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be offered	Amount of shares to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share	13,232,597	$11.00 (2)	$145,558,567.00	$16,899.35
Common stock, par value $0.001 per share	940,000	$11.00 (2)	$10,340,000.00	$1,200.47
Common stock, par value $0.001 per share	250,000	$11.00 (2)	$2,750,000.00	$319.28
Common stock, par value $0.001 per share	100,000	$11.00 (3)	$1,100,000.00	$127.71
Total	14,522,597	$11.00	$159,748,567.00	$18,546.81

(1) In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the over-the-counter market on May 24, 2011.

(3) Calculated in accordance with Rule 457(g) based upon the price at which the warrants were exercised.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated [_______], 2011

FUNCTION (X) INC.

14,522,597 Shares of Common Stock

This prospectus relates to an aggregate of 14,522,597 shares of common stock, par value $0.001 per share, of Function (X) Inc., a Delaware corporation, that may be sold from time to time by one of the selling stockholders named in this prospectus.

None of the selling stockholders named in this prospectus are members of management or employees of the Company.  We will not receive any proceeds from the sales of any shares of common stock by the selling stockholders.

Our common stock currently trades in the over-the-counter market and is quoted on the Pink Sheets Electronic Quotation Service under the symbol “FNCX”.  The closing price for our common stock on May 24, 2011 was $11.00 per share.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. No person may sell the securities described in this document until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and no person named in this prospectus is soliciting offers to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is [_______], 2011

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	4
Cautionary Note Regarding Forward-Looking Statements	8
Use of Proceeds	8
Dividend Policy	8
Market for Our Common Stock	8
Dilution	9
Management’s Discussion and Analysis of Financial Condition and Results of Operations	9
Our Business	15
Management	16
Executive Compensation	18
Corporate Governance	22
Certain Relationships and Related Transactions	23
Change of Fiscal Year	24
Selling Stockholders	24
Security Ownership of Certain Beneficial Owners and Management	26
Description of Capital Stock	27
Shares Eligible for Future Sale	28
Plan of Distribution	28
Legal Matters	30
Experts	30
Where You Can Find More Information	30
Index to Financial Statements	F-1

PROSPECTUS SUMMARY

The following summary highlights some of the information contained in this prospectus, and it may not contain all of the information that is important to you in making an investment decision. You should read the following summary together with the more detailed information regarding our company and the common stock being sold by the selling stockholders in this offering, including the “Risk Factors” and our financial statements and related notes, included elsewhere in this prospectus.

Conventions

In this prospectus, unless indicated otherwise,

•	“Function (X),” “Company,” “we,” “us” and “our” refer to Function (X) Inc.

•	“U.S. dollar,” “$” and “US$” refer to the legal currency of the United States.

The Company

Overview of Our Business

Upon completion of our recapitalization of the Company in February 2011 (the “Recapitalization”), the Company changed course after being inactive from October 2010.  Its new direction will provide a platform for investments in media and entertainment, with a particular emphasis on digital and mobile technology.  The Company is evaluating several initiatives aimed at combining certain established business principles with a new element enabled by digital and mobile distribution capabilities.  The Recapitalization and the resulting change in management were the initial steps in the Company developing a new operating business.  An initial product under consideration would emphasize Smartphone applications, with a goal of being ready for beta testing in the third quarter of 2011.  The Company is not disclosing any details about this product for competitive reasons, and because this product has not reached the stage of a specific plan for its commercial adaptation.

From October 2010, after the Company completed the disposition of its interest in Oaktree Systems, Inc. (“Oaktree”) through the date of the Recapitalization in February 2011, the Company was not active and had no operating business, but after the disposition of the Oaktree interest the Company was exploring the possibility of identifying and merging with or investing in one or more operating businesses.  For a description of the Company’s previous business, please see the section entitled “Organizational Structure” below.

Organizational Structure

Function (X) was incorporated in Delaware in July 1994, and was formerly known as Gateway Industries, Inc.  We had no operating business or full-time employees from December 1996 to March 2000, when we acquired all of the outstanding common stock of Oaktree.  Through Oaktree, we provided cost effective marketing solutions to organizations needing sophisticated information management tools.

We acquired Oaktree on March 21, 2000 pursuant to a stock purchase agreement.  The purchase price of Oaktree was approximately $4,100,000, consisting of $2,000,000 in cash, the issuance of 600,000 restricted shares of common stock of the Company and the assumption of approximately $650,000 of debt, which was repaid at the closing date, plus certain fees and expenses.  In December 2007, Oaktree sold 5,624 shares of its common stock to Marketing Data, Inc., an affiliate of an officer of Oaktree, for $1,000.  As a result, our ownership interest in Oaktree was reduced to 20% of Oaktree’s outstanding common stock.  In connection with this transaction, we agreed to make a capital contribution of $225,000 to Oaktree at closing.  As a result of this transaction, we recorded a loss on sale of subsidiary in the amount of $4,238,392 during the year ended December 31, 2007.

In July 2005, we sold 500,000 shares of 10% series A preferred stock to Steel Partners II, L.P. (“Steel Partners II”), an affiliate of Jack L. Howard, who was at the time our Chairman of the Board and Chief Executive Officer and our largest stockholder, for a purchase price of $1,467,000.  In addition, we sold to Steel Partners II warrants to purchase 1,500,000 shares of common stock, with an exercise price of $0.22 per share, for a purchase price of $33,000.  On May 15, 2008, we repurchased all of the preferred stock and warrants originally issued to Steel Partners II for a purchase price of $1,000.  None of the warrants were ever exercised by Steel Partners II and no dividend was paid on the preferred stock.

On October 24, 2010, Oaktree repurchased our remaining 20% interest in Oaktree for $100.  As a result, Marketing Data, Inc. owned 100% of the outstanding common stock of Oaktree.

Since the disposition of our interest in Oaktree, we began to explore the redeployment of our existing assets by identifying and merging with, or acquiring, or investing in, one or more operating businesses.

On February 11, 2011, we completed a Recapitalization with Sillerman Investment Company, LLC, a Delaware limited liability company (“Sillerman”) and EMH Howard LLC, a New York limited liability company (“EMH Howard”) and changed our name to Function (X) Inc.  Prior to that date we did not engage in active business operations.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully below in the section entitled “Risk Factors,” including, but not limited to, the following:

•	Not currently generating revenue;

•	Fluctuation in the price of our common stock;

•	Thinly traded market for purchases and sales of our common stock;

•	Potential inability to achieve business objective;

•	Potential inability to obtain financing for Company operations or of any particular product;

•	Increased competition;

•	Highly competitive industry;

•	Potential loss of key members of our senior management; and

•	Ability to obtain and enforce proprietary rights.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth below in the section entitled “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

The address of our principal executive office is 159 East 70th Street, New York, New York 10021, and our telephone number is 212-231-0092.

Summary of the Offering

Common stock offered by selling stockholders	An aggregate of 14,522,597 shares of our common stock, par value $0.001 per share, consisting of 14,522,597 shares of our common stock owned by the selling stockholders. This number represents in the aggregate approximately 10.8% of the outstanding shares of our common stock as of the date of this prospectus. (1)   None of the selling stockholders named in this prospectus are members of management or employees of the Company.

Common stock to be outstanding immediately after this offering	134,522,597 shares

Proceeds to us	We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

(1) Based on 134,522,597 shares of common stock outstanding as of May 24, 2011.

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment in our common stock. Before purchasing any of the shares of our common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occur, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information about us contained in this prospectus, including our financial statements and related notes.

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

We have limited financial resources and no revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to fully meet our expenses and totally support our anticipated activities.

Our ability to continue as a business and implement our business plan will depend on our ability to raise sufficient debt or equity.   There is no assurance such debt and/or equity offerings will be successful or that we will remain in business or be able to implement our business plan if the offerings are not successful.

We need substantial additional financing to execute our business plan which may not be available. If we are unable to raise additional capital, we may not be able to continue operations.

We do not yet have revenues and our ability to continue in business depends upon our ability to obtain working capital.  There can be no assurance that any such financing would be available upon terms and conditions acceptable to us, if at all. The inability to obtain additional financing in a sufficient amount when needed, and upon acceptable terms and conditions could have a material adverse effect upon us. If additional funds are raised by issuing equity securities, further dilution to existing or future stockholders is likely to result.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

We have financed our operations, and we expect to continue to finance our operations, acquisitions and develop strategic relationships, by issuing equity or convertible debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of common stock. The holders of any debt securities or instruments we may issue would have rights superior to the rights of our common stockholders.

Our common stock price may fluctuate significantly.

Because we are a newly operating company, there are few objective metrics by which our progress may be measured. Consequently, we expect that the market price of our common stock will likely fluctuate significantly. There can be no assurance whether or when we will generate revenue from the license, sale or delivery of our unique products and services. In the absence of product revenue as a measure of our operating performance, we anticipate that investors and market analysts will assess our performance by considering factors such as:

•	announcements of developments related to our business;

•	developments in our strategic relationships with companies;

•	our ability to enter into or extend investigation phase, development phase, commercialization phase and other agreements with new and/or existing partners;

•	announcements regarding the status of any or all of our collaborations or products;

•	market perception and/or investor sentiment regarding our products and services;

•	announcements regarding developments in the digital and mobile technology and entertainment industries in general;

•	the issuance of competitive patents or disallowance or loss of our patent or trademark rights; and

•	quarterly variations in our operating results.

We will not have control over many of these factors but expect that our stock price may be influenced by them. As a result, our stock price may be volatile and you may lose all or part of your investment.

The market for purchases and sales of our common stock may be very limited, and the sale of a limited number of shares could cause the price to fall sharply.

Our securities are very thinly traded. Accordingly, it may be difficult to sell shares of the common stock without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

We do not intend to declare dividends on our common stock.

We will not distribute cash to our stockholders until and unless we can develop sufficient funds from operations to meet our ongoing needs and implement our business plan. The time frame for that is inherently unpredictable, and you should not plan on it occurring in the near future, if at all.

We are controlled by current insiders and affiliates of the Company.

Approximately 110,538,000 shares of our common stock, not including currently exercisable warrants, are owned by current affiliates and insiders representing control of approximately 82% of the total voting power.

As result of the closing of the Recapitalization, as discussed more fully below in the section entitled “Our Business,” Sillerman, together with other investors approved by Sillerman, owns approximately 89% of the outstanding shares of common stock, with Sillerman (together with Robert F.X. Sillerman personally) directly or indirectly beneficially owning more than a majority of the outstanding shares of common stock.  As a result, Sillerman essentially has the ability to elect all of our directors and to approve any action requiring stockholder action, without the vote of any other stockholders.  It is possible that the interests of Sillerman could conflict in certain circumstances with those of other stockholders.

We rely on key members of management, the loss of whose services could adversely affect our success and development.

Our success depends to a certain degree upon certain key members of the management. These individuals are a significant factor in our growth and ability to meet our business objectives.  In particular, our success is highly dependent upon the efforts of our executive officers and our directors, particularly Robert F.X. Sillerman, our Executive Chairman and Director.  The loss of our executive officers and directors could slow the growth of our business, or it may cease to operate at all, which may result in the total loss of an investor’s investment.

Compensation may be paid to our officers, directors and employees regardless of our profitability.

Robert F.X. Sillerman, our Executive Chairman and director and Janet Scardino, our Chief Executive Officer and director are receiving compensation and any future employees of our company may be entitled to receive compensation, payments and reimbursements regardless of whether we operate at a profit or a loss. Any compensation received by Mr. Sillerman, Ms. Scardino or any other senior executive in the future will be determined from time to time by the board of directors or our Compensation Committee.  Such obligations may negatively affect our cash flow and our ability to finance our business plan, which could cause our business to fail.

Our business and growth may suffer if we are unable to attract and retain key officers or employees.

Our success depends on the expertise and continued service of our Executive Chairman, Robert F.X Sillerman, and certain other key executives and technical personnel. It may be difficult to find a sufficiently qualified individual to replace Mr. Sillerman or other key executives in the event of death, disability or resignation, resulting in our being unable to implement our business plan and the Company having no operations or revenues.

Furthermore, our ability to expand operations to accommodate our anticipated growth will also depend on our ability to attract and retain qualified media, management, finance, marketing, sales and technical personnel.  However, competition for these types of employees is intense due to the limited number of qualified professionals.  Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality people with advanced skills who understand our technology and business.  The Company believes that it will be able to attract competent employees, but no assurance can be given that the Company will be successful in this regard. If the Company is unable to engage and retain the necessary personnel, its business may be materially and adversely affected.

We are uncertain of our ability to manage our growth.

Our ability to grow our business is dependent upon a number of factors including our ability to hire, train and assimilate management and other employees, the adequacy of our financial resources, our ability to identify and efficiently provide such new products and services as our customers may require in the future and our ability to adapt our own systems to accommodate expanded operations.

Because of pressures from competitors with more resources, we may fail to implement our business strategy profitably.

The digital and mobile technology business is highly fragmented and extremely competitive. The market for customers is intensely competitive and such competition is expected to continue to increase. We believe that our ability to compete depends upon many factors within and beyond our control, including the timing and market acceptance of new solutions and enhancements to existing businesses developed by us, our competitors, and their advisors.  Function (X) is an entertainment company that utilizes digital media and Smartphone technology.  If we are successful, larger and more established entertainment companies with significantly greater resources may try to enter the market with similar technologies, and may be in better competitive positions than we are.  We cannot be sure that we will be able to successfully implement our business strategy in the face of such competition.

We may be unable to compete with larger or more established companies in two industries.

We face a large and growing number of competitors in the digital and mobile technology and entertainment industries.  If we successfully marry digital and mobile technology and entertainment, we will have competitors from both the digital and mobile and the entertainment industries. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in the industry than does the Company. As a result, certain of these competitors may be in better positions to compete with us for customers and audiences. We cannot be sure that we will be able to compete successfully with existing or new competitors.

If our products do not achieve market acceptance, we may not have sufficient financial resources to fund further development.

While we believe that a viable market exists for the products we are developing, there can be no assurance that such technology will prove to be an attractive alternative to conventional or competitive products in the markets that we have identified for exploitation. In the event that a viable market for our products cannot be created as envisaged by our business strategy or our products do not achieve market acceptance, we may need to commit greater resources than are currently available to develop a commercially viable and competitive product. There can be no assurance that we would have sufficient financial resources to fund such development or that such development would be successful. Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. There can be no assurance that, when required, sufficient funds will be available to us on satisfactory terms.

We cannot guarantee that our products will perform as expected, or that we will be able to successfully develop and market our products.

With the release of any new product release, we are subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development and implementation, and failure of products to perform as expected. In order to introduce and market new or enhanced products successfully with minimal disruption in customer purchasing patterns, we must manage the transition from existing products in the market. There can be no assurance that we will be successful in developing and marketing, on a timely basis, product enhancements or products that respond to technological advances by others, that our new products will adequately address the changing needs of the market or that we will successfully manage product transitions. Further, failure to generate sufficient cash from operations or financing activities to develop or obtain improved products and technologies could have a material adverse effect on our results of operations and financial condition.

Our business will suffer if our network systems fail or become unavailable.

A reduction in the performance, reliability and availability of our network infrastructure would harm our ability to distribute our products to our users, as well as our reputation and ability to attract and retain users and content providers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems could also be subject to viruses, break-ins, sabotage, acts of terrorism, acts of vandalism, hacking, cyber-terrorism and similar misconduct. We might not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage. Any system error or failure that causes interruption in availability of products or an increase in response time could result in a loss of potential customers or content providers, which could have a material adverse effect on our business, financial condition and results of operations. If we suffer sustained or repeated interruptions, then our products and services could be less attractive to our users and our business would be materially harmed.

We may be unable to protect our intellectual property rights from third-party claims and litigation.

Our success is dependent in part on obtaining, maintaining and enforcing our proprietary rights and our ability to avoid infringing on the proprietary rights of others. We seek patent protection for those inventions and technologies for which we believe such protection is suitable and is likely to provide a competitive advantage to us.   Because patent applications in the United States are maintained in secrecy until either the patent application is published or a patent is issued, we may not be aware of third-party patents, patent applications and other intellectual property relevant to our products that may block our use of our intellectual property or may be used in third-party products that compete with our products and processes. In the event a competitor successfully challenges our products, processes, patents or licenses or claims that we have infringed upon their intellectual property, we could incur substantial litigation costs defending against such claims, be required to pay royalties, license fees or other damages or be barred from using the intellectual property at issue, any of which could have a material adverse effect on our business, operating results and financial condition.

We also rely substantially on trade secrets, proprietary technology, nondisclosure and other contractual agreements, and technical measures to protect our technology, application, design, and manufacturing know-how, and work actively to foster continuing technological innovation to maintain and protect our competitive position.

We cannot assure you that steps taken by us to protect our intellectual property will be adequate, that our competitors will not independently develop or patent substantially equivalent or superior technologies or be able to design around patents that we may receive, or that our intellectual property will not be misappropriated.

Changes to federal, state or international laws or regulations applicable to our business could adversely affect our business.

Our business is subject to a variety of federal, state and international laws and regulations, including those with respect to privacy, advertising generally, consumer protection, content regulation, intellectual property, defamation, child protection, advertising to and collecting information from children, taxation, employment classification and billing. These laws and regulations and the interpretation or application of these laws and regulations could change. In addition, new laws or regulations affecting our business could be enacted. These laws and regulations are frequently costly to comply with and may divert a significant portion of management’s attention. If we fail to comply with these applicable laws or regulations, we could be subject to significant liabilities which could adversely affect our business.

There are many federal, state and international laws that may affect our business including measures to regulate consumer privacy, the use of copyrighted material, the collection of certain data, network neutrality, patent litigation, cyber security, child protection, subpoena and warrant processes, employee classification and others.

In addition, most states have enacted legislation governing the breach of data security in which sensitive consumer information is released or accessed. If we fail to comply with these applicable laws or regulations we could be subject to significant liabilities which could adversely affect our business.

Many of our potential partners are subject to industry specific laws and regulations or licensing requirements, including in the following industries: pharmaceuticals, online gaming, alcohol, adult content, tobacco, firearms, insurance, securities brokerage, real estate, sweepstakes, free trial offers, automatic renewal services and legal services. If any of our advertising partners fail to comply with any of these licensing requirements or other applicable laws or regulations, or if such laws and regulations or licensing requirements become more stringent or are otherwise expanded, our business could be adversely affected. Furthermore, these laws may also limit the way we advertise our products and services or cause us to incur compliance costs, which could affect our revenues and could further adversely impact our business.

There are a number of significant matters under review and discussion with respect to government regulations which may affect the business we intend to enter and/or harm our customers, and thereby adversely affect our business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sales of any shares of common stock by the selling stockholders.

DIVIDEND POLICY

We have never declared or paid cash dividends. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET FOR OUR COMMON STOCK

Our common stock currently trades in the over the counter market and is quoted on the Pink Sheets Electronic Quotation Service under the symbol “FNCX.”

The following table sets forth the high and low bid prices of our common stock during the years ended December 31, 2010 and 2009 and the quarter ended March 31, 2011.  The high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

2009
First quarter	$	No trades	$	No trades
Second quarter		$0.100		$0.060
Third quarter		$0.060		$0.050
Fourth quarter		$0.050		$0.020
2010
First quarter		$0.035		$0.020
Second quarter		$0.035		$0.005
Third quarter		$0.010		$0.008
Fourth quarter		$0.030		$0.009
2011
First quarter(1)		$26.00		$0.01

(1)	On February 16, 2011, the Company effectuated a 1 for 10 reverse split of its issued and outstanding common stock.

DILUTION

Our net tangible book value as of May 24, 2011 was $0.05 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know-how, trademarks and patents and less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Function (X) was incorporated in Delaware in July 1994, and was formerly known as Gateway Industries, Inc.

In February 2011, Function (X) completed a Recapitalization with Sillerman and EMH Howard and changed our name to Function (X) Inc., with the ticker symbol FNCX.  Upon completion of the Recapitalization, the Company changed course after being inactive from October 2010.  Its new direction will provide a platform for investments in media and entertainment, with a particular emphasis on digital and mobile technology.  The Company is evaluating several initiatives aimed at combining certain established business principles with a new element enabled by digital and mobile distribution capabilities.  The Recapitalization and the resulting change in management were the initial steps in the Company developing a new operating business.  An initial product under consideration would emphasize Smartphone applications, with a goal of being ready for beta testing in the third quarter of 2011.  The Company is not disclosing any details about this product for competitive reasons, and because this product has not reached the stage of a specific plan for its commercial adaptation.

Pursuant to the recapitalization agreement, Sillerman, together with other investors approved by Sillerman, invested in the Company by acquiring 120,000,000 newly issued shares of common stock of the Company in a private placement transaction at a price of $0.03 per share (on a post-split basis as described below), as a result of which Sillerman and the other investors acquired approximately 99% of the outstanding shares of common stock, with Sillerman (together with Robert F.X. Sillerman personally) directly or indirectly beneficially owning more than a majority of the outstanding shares of common stock. Upon consummation, the proceeds of the private placement of $3,600,000 ($219,840 in cash and $3,380,160 in five-year promissory notes with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the recapitalization agreement, which was 4.15% per annum) were received.

Immediately after the Recapitalization was consummated, the Company issued 13,232,597 shares of common stock to an institutional investor (for $10,000,000) at a price of approximately $0.76 per share, and 940,000 shares of common stock to an accredited investor ($500,000) at a price of approximately $0.53 per share. The shares of common stock issued in such placements were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  No advertising or general solicitation was employed in offering the securities.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.

On February 16, 2011, the Company issued a five year warrant for 100,000 shares with an exercise price of $0.80 per share to Berenson Investments LLC.  Berenson & Company, LLC, an affiliate of Berenson Investments LLC, was the financial advisor to Sillerman in connection with the Recapitalization.  On May 9, 2011, Berenson Investments LLC exercised the warrant and paid $80,000 for 100,000 shares of our common stock.

As part of the Recapitalization, the Company also issued 250,000 shares to J. Howard, Inc., an entity affiliated with Jack L. Howard, a director and officer of the Company prior to the Recapitalization, and its designees (which included former directors of the Company) in connection with partially extinguishing outstanding debt of $171,000 owed to J. Howard, Inc. The fair market value of the shares at issuance was $0.03 per share.  The remaining debt of $163,000 was satisfied on February 15, 2011 by payment to J. Howard, Inc. in such amount.  In addition, J. Howard, Inc. was paid $37,000 to be used for payment of expenses incurred in connection with the Recapitalization on behalf of the Company.

As part of the Recapitalization, the Company effectuated a 1 for 10 reverse split of its issued and outstanding common stock (the “Reverse Split”). Under the terms of the Reverse Split, each share of common stock, issued and outstanding as of such effective date, was automatically reclassified and changed into one-tenth of one share of common stock, without any action by the stockholder. Fractional shares were rounded up to the nearest whole share.  All share and per share amounts have been restated to reflect the Reverse Split.

After our incorporation and during the period from December 1996 to March 2000, we had no operating business or full time employees.  On March 21, 2000, we acquired Oaktree pursuant to a stock purchase agreement.  Through Oaktree, we provided cost effective marketing solutions to organizations needing sophisticated information management tools.  The purchase price of Oaktree was approximately $4,100,000, consisting of $2,000,000 in cash, the issuance of 600,000 restricted shares of common stock of the Company and the assumption of approximately $650,000 of debt, which was repaid at the closing date, plus certain fees and expenses.  In December 2007, Oaktree sold 5,624 shares of its common stock to Marketing Data, Inc., an affiliate of an officer of Oaktree, for $1,000.  As a result, our ownership interest in Oaktree was reduced to 20% of Oaktree’s outstanding common stock.  In connection with this transaction, we agreed to make a capital contribution of $225,000 to Oaktree at closing.  As a result of this transaction, we recorded a loss on sale of subsidiary in the amount of $4,238,392 during the year ended December 31, 2007.

            In July 2005, we sold 500,000 shares of 10% Series A Preferred Stock to Steel Partners II, L.P., an affiliate of Jack L. Howard, a director and officer of the Company prior to the Recapitalization (as discussed more fully below in the section entitled “Our Business”), and, at the time, our largest stockholder, for a purchase price of $1,467,000.  In addition, we sold to Steel Partners II warrants to purchase 1,500,000 shares of common stock, with an exercise price of $0.22 per share, for a purchase price of $33,000.  On May 15, 2008, we repurchased all of the Preferred Stock and Warrants originally issued to Steel Partners II for a purchase price of $1,000.  None of the Warrants were ever exercised by Steel Partners II and no dividend was paid on the Preferred Stock.

On October 24, 2010, Oaktree repurchased our remaining 20% interest in Oaktree for $100.  As a result, Marketing Data, Inc. owned 100% of the outstanding common stock of Oaktree.  The disposition of our interest in Oaktree enabled us to begin to explore the redeployment of our existing assets by identifying and merging with, or acquiring, or investing in, one or more operating businesses, which resulted in the Recapitalization.

Critical Accounting Policies and Estimates

General

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, income and expenses, and related disclosures of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates, including those related to fair values, income taxes and equity issuances.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances.  These estimates form the basis for certain judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates.

Our significant accounting policies are summarized in Note 2 of our financial statements.  While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical.  Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates.  Actual results may differ from those estimates.  Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would have a material effect on our results of operations, financial position or liquidity for the periods presented in this report.  All of the following amounts set forth in this Management’s Discussion and Analysis of Financial Condition and Results of Operations appear in the thousands, with the exception of share data.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Results of Operations

Revenue

We had no revenue during the years ended December 31, 2010 and December 31, 2009.

General and Administrative Expenses

General and administrative expenses were $31 for the year ended December 31, 2010 compared to $21 for the year ended December 31, 2009, representing an increase of approximately 50%.

Net Loss

For the year ended December 31, 2010, we had a net loss of $31 compared to a net loss of $21 for the year ended December 31, 2009, representing an increase of approximately 48%.

Net Operating Loss Carryforwards

At December 31, 2010, we had federal net operating loss carryforwards of approximately $5,490, which expire in various years through 2030.

Utilization of the net operating losses in the future will be severely limited as a result of the Recapitalization, due to the ownership change rules provided by Section 382 of the Internal Revenue Code and similar state provisions.

Liquidity and Capital Resources

Cash

At December 31, 2010 and 2009, we had cash balances of $0. J. Howard, Inc., an affiliate of Jack L. Howard, a director and officer of the Company prior to the Recapitalization (as discussed more fully below in the section entitled “Our Business”), advanced funds to the Company to support our daily operations since 2007.  There is no legal obligation for either management or significant stockholders to provide additional future funding.  Our ability to meet our obligations in the near future is dependent upon our ability to raise funds via debt or equity offerings.  Our ultimate existence is dependent upon our ability to generate sufficient cash flows from operations to support our daily operations.

Pursuant to the Recapitalization, Sillerman, together with other investors approved by Sillerman, invested in the Company by acquiring 120,000,000 newly issued shares of common stock of the Company in a private placement transaction, in which we raised $3,600 ($220 in cash and $3,380 in five-year promissory notes with interest accruing at 4.15% per annum).

As a result of the private placements to Adage Capital Management LP (“Adage”) and KPLB LLC (“KPLB”), both selling stockholders in this Form S-1, we have raised $10,500.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material impact on the Company.

Market Risk

Not applicable.

Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010

Results of Operations

There was no operating revenue for the three months ended March 31, 2011 or March 31, 2010. Operating expenses were $8,431 for the three months ended March 31, 2011 as against $2 for the three months ended March 31, 2011.

Revenue

We had no operating revenue in the first quarter of 2011 or in the first quarter of 2010.

Operating Expenses

Actual operating expenses increased in the first quarter of 2011 by $8,429 due primarily to the commencement of the Company’s start up costs, salaries, and a non-cash charge relating to issuance of shares and warrants which totaled $6,479.

Depreciation and Amortization

We had no depreciation and amortization in the first quarter of 2011 and the first quarter of 2010.

Interest Income/Expense

We had net interest income of $24 versus none in the first quarter of 2010, $20 of interest accrued on Notes Receivable and $4 earned on cash and cash equivalents.

Income Taxes

For the three months ended March 31, 2011 and 2010, the Company did not record a provision for income taxes because the Company has incurred taxable losses.  As it has no history of generating taxable income, the Company reduces any deferred tax assets by a full valuation allowance.

Liquidity and Capital Resources

The historical financial statements and financial information of our predecessor, Gateway Industries, Inc., included in this annual report are not representative of our planned business going forward or indicative of our future operating and financial results.

During the three months ended March 31, 2011, we were able fund our business activities and obligations as they became due with the following sources of capital which were contributed as part of the Recapitalization:

Received from subscriptions for shares of common stock:    $14,100, of which $3,380 was paid through notes from stockholders and the balance was cash.

The Company is unlikely to pay dividends or generate significant revenue or earnings in the immediate or foreseeable future.  The continuation of the Company is dependent upon the ability of the Company to obtain necessary equity or debt financing to continue development of its new business and to generate revenue.  Management intends to raise additional funds through equity and/or debt offerings until sustainable revenues are developed.  There is no assurance such equity and/or debt offerings will be successful or that development of the new business will be successful.

Cash Flow

Operating Activities

Cash used in operating activities of $2,607 for the quarter ended March 31, 2011 consisted primarily of reimbursements ($1,312) for expenses incurred in connection with the intellectual property contributed to the Company by an affiliate of our controlling shareholder, with the balance for salaries and other expenses incurred for Company operations. There was an increase in cash of $8,096 during the period resulting from the Recapitalization, net of expenses.

Investing Activities

$15 was used in investing activities for the quarter ended March 31, 2011 for the purchase of office and computer related equipment.

Financing Activities

Cash provided by financing activities of $10,718 for the quarter ended March 31, 2011 reflects proceeds from the issuance of common stock as part of the Recapitalization, net of promissory notes of $3,380.

Dividends

We have no intention of paying any cash dividends on our common stock for the foreseeable future. The terms of any future debt agreements we may enter into are likely to prohibit or restrict the payment of cash dividends on our common stock.

Commitments and Contingencies

There are no lawsuits and claims pending against us.

Application of Critical Accounting Policies

During the three months ended March 31, 2011, there have been no significant changes related to the Company’s critical accounting policies and estimates as disclosed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

Seasonality

We do not consider our business to be seasonal.

OUR BUSINESS
Overview of Our Business

We were incorporated in Delaware in July 1994 as Gateway Industries, Inc.

In February 2011, Function (X) completed the Recapitalization with Sillerman and EMH Howard and changed our name to Function (X) Inc.  Upon completion of the Recapitalization, the Company changed course after being inactive from October 2010.  Its new direction will provide a platform for investments in media and entertainment, with a particular emphasis on digital and mobile technology.  The Company is evaluating several initiatives aimed at combining certain established business principles with a new element enabled by digital and mobile distribution capabilities.  The Recapitalization and the resulting change in management were the initial steps in the Company developing a new operating business.  An initial product under consideration would emphasize Smartphone applications, with a goal of being ready for beta testing in the third quarter of 2011.  The Company is not disclosing any details about this product for competitive reasons, and because this product has not reached the stage of a specific plan for its commercial adaptation.

Pursuant to the recapitalization agreement, Sillerman, together with other investors approved by Sillerman, invested in the Company by acquiring 120,000,000 newly issued shares of common stock of the Company in a private placement transaction at a price of $0.03 per share (on a post-split basis as described below), as a result of which Sillerman and the other investors acquired approximately 99% of the outstanding shares of common stock, with Sillerman (together with Robert F.X. Sillerman personally) directly or indirectly beneficially owning more than a majority of the outstanding shares of common stock. Upon consummation, the proceeds of the private placement of $3,600,000 ($219,840 in cash and $3,380,160 in five-year promissory notes with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the recapitalization agreement, which was 4.15% per annum) were received.

Immediately after the Recapitalization was consummated, the Company issued 13,232,597 shares of common stock to an institutional investor (for $10,000,000) at a price of approximately $0.76 per share, and 940,000 shares of common stock to an accredited investor ($500,000) at a price of approximately $0.53 per share. As a result, Sillerman and the other investors own approximately 89% of the outstanding shares of our common stock.  The shares of common stock issued in such placements were exempt from registration under the Securities, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.

On February 16, 2011, the Company issued a five year warrant for 100,000 shares with an exercise price of $0.80 per share to Berenson Investments LLC.  Berenson & Company, LLC, an affiliate of Berenson Investments LLC, was the financial advisor to Sillerman in connection with the Recapitalization.  On May 9, 2011, Berenson Investments LLC exercised the warrant and paid $80,000 for 100,000 shares of our common stock.

As part of the Recapitalization, the Company also issued 250,000 shares to J. Howard, Inc., an entity affiliated with Jack L. Howard, a director and officer of the Company prior to the Recapitalization, and its designees (which included former directors of the Company) in connection with partially extinguishing outstanding debt of $171,000 owed to J. Howard, Inc. The fair market value of the shares at issuance was $0.03 per share.  The remaining debt of $163,000 was satisfied on February 15, 2011 by payment to J. Howard, Inc. in such amount.  In addition, J. Howard, Inc. was paid $37,000 to be used for payment of expenses incurred in connection with the Recapitalization on behalf of the Company.

As part of the Recapitalization, the Company effectuated a 1 for 10 reverse split of its issued and outstanding common stock.  Under the terms of the Reverse Split, each share of common stock, issued and outstanding as of such effective date, was automatically reclassified and changed into one-tenth of one share of common stock, without any action by the stockholder. Fractional shares were rounded up to the nearest whole share.  All share and per share amounts have been restated to reflect the Reverse Split.

In order to effectuate the transactions contemplated by the Recapitalization Agreement, the Company amended its Certificate of Incorporation to (a) increase the number of its authorized shares of common stock from 10,000,000 to 300,000,000, (b) implement the Reverse Split and (c) changed the name of the Company.  Contemporaneously with the closing of the Recapitalization Agreement, Sillerman replaced the board of directors and executive officers of the Company.  Sillerman agreed to reimburse the Company for its expenses incurred in connection with the Recapitalization Agreement and related matters.

At the closing of the Recapitalization, we entered into an Asset Contribution Agreement with Sillerman Investment Corporation, a Delaware corporation (“SIC”), whereby SIC assigned certain intellectual property assets used in its business to us in exchange for an agreement by us to reimburse SIC for expenses incurred in connection with the development of such intellectual property assets and its related business, whenever incurred, at or after the closing, in an aggregate amount not to exceed $2,000,000.  After the closing of the Recapitalization, the Audit Committee and a majority of the independent members of the board of directors approved the reimbursement to SIC of $1,254,903.  An additional reimbursement of $56,404 was subsequently approved.

After our incorporation and during the period from December 1996 to March 2000, we had no operating business or full time employees.  On March 21, 2000, we acquired Oaktree on March 21, 2000 pursuant to a stock purchase agreement.  Through Oaktree, we provided cost effective marketing solutions to organizations needing sophisticated information management tools.  The purchase price of Oaktree was approximately $4,100,000, consisting of $2,000,000 in cash, the issuance of 600,000 restricted shares of common stock of the Company and the assumption of approximately $650,000 of debt, which was repaid at the closing date, plus certain fees and expenses.  In December 2007, Oaktree sold 5,624 shares of its common stock to Marketing Data, Inc., an affiliate of an officer of Oaktree, for $1,000.  As a result, our ownership interest in Oaktree was reduced to 20% of Oaktree’s outstanding common stock.  In connection with this transaction, we agreed to make a capital contribution of $225,000 to Oaktree at closing.  As a result of this transaction, we recorded a loss on sale of subsidiary in the amount of $4,238,392 during the year ended December 31, 2007.

In July 2005, we sold 500,000 shares of 10% series A preferred stock to Steel Partners II, an affiliate of Jack L. Howard, a director and officer of the Company prior to the Recapitalization, and, at the time, our largest stockholder, for a purchase price of $1,467,000.  In addition, we sold to Steel Partners II warrants to purchase 1,500,000 shares of common stock, with an exercise price of $0.22 per share, for a purchase price of $33,000.  On May 15, 2008, we repurchased all of the preferred stock and warrants originally issued to Steel Partners II for a purchase price of $1,000.  None of the warrants were ever exercised by Steel Partners II and no dividend was paid on the preferred stock.

On October 24, 2010, Oaktree repurchased our remaining 20% interest in Oaktree for $100.  As a result, Marketing Data, Inc. owned 100% of the outstanding common stock of Oaktree.  The disposition of our interest in Oaktree enabled us to begin to explore the redeployment of our existing assets by identifying and merging with, or acquiring, or investing in, one or more operating businesses, which resulted in the Recapitalization.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our current directors .

Name	Age	Position
Robert F.X. Sillerman	63	Director*
Janet Scardino	51	Director*
Mitchell J. Nelson	63	Director*
Benjamin Chen	45	Director
Peter Horan	56	Director
John D. Miller	66	Director
Joseph F. Rascoff	65	Director

Harriet Seitler	54	Director
* Also an executive officer (see below)

The following table sets forth the name, age and position of each of our current executive officers:

Robert F.X. Sillerman	63	Executive Chairman**
Janet Scardino	51	Chief Executive Officer**
Mitchell J. Nelson	63	Executive Vice President, General Counsel, Secretary**
Chris Stephenson	46	Chief Marketing Officer
Gregory Consiglio	45	Head of Business Development
** Also a director (see above)

Robert F.X. Sillerman

Robert F.X. Sillerman was elected a Director of the Company and Executive Chairman of the Board of Directors effective as of the closing of the Recapitalization.  He has, since January 2008, served as Chairman and Chief Executive Officer of Circle Entertainment Inc.  Mr. Sillerman also served as the Chief Executive Officer and Chairman of CKX from February 2005 until May 2010. From August 2000 to February 2005, Mr. Sillerman was Chairman of FXM, Inc., a private investment firm. Mr. Sillerman is the founder and has served as managing member of FXM Asset Management LLC, the managing member of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, from November 2003 through April 2010. Prior to that, Mr. Sillerman served as the Executive Chairman, a Member of the Office of the Chairman and a director of SFX Entertainment, Inc., from its formation in December 1997 through its sale to Clear Channel Communications in August 2000.

Janet Scardino

Janet Scardino was appointed as Chief Executive Officer and Director of the Company effective as of February 15, 2011.  Ms. Scardino was President Commercial for 19 Entertainment, creator of American Idol, from September 2008 through February 2011. Prior to that, she was President and Chief Marketing Officer of The Knot, Inc., a leading life-stage digital media business and NASDAQ listed company, from October 2007 through September 2008.  She was the Executive Vice President of Reuters Group PLC from March 2005 through August 2007, serving as EVP, Global Head of Marketing, and later promoted to Managing Director, for Reuters Media Division.  Between February 2003 and March 2005, Scardino was a digital media entrepreneur.  Ms. Scardino was Senior Vice President, International Marketing for AOL from March 2001 to February 2003. Scardino was Managing Director for the Disney Channel Italy, a wholly owned subsidiary of The Walt Disney Company from 1998 through 2001.  For a decade, Scardino served in various positions for MTV Networks from 1987 to 1997, most recently as Vice President, International Marketing for MTV: Music Television.

Mitchell J. Nelson

Mitchell Nelson was appointed Director, Executive Vice President, General Counsel, and Secretary effective as of the closing of the Recapitalization. Mr. Nelson also serves as Executive Vice President, General Counsel and Secretary of Circle Entertainment, Inc., having served in such capacity since January 2008, and served as President of its wholly-owned subsidiary, FX Luxury Las Vegas I, LLC (which was reorganized in bankruptcy in 2010) during 2010.  He also served as President of Atlas Real Estate Funds, Inc., a private investment fund which invested in United States-based real estate securities, from 1994 to 2008, as Senior Vice President, Corporate Affairs for Flag Luxury Properties, LLC from 2003.  Prior to 2008, Mr. Nelson served as counsel to various law firms, having started his career in 1973 at the firm of Wien, Malkin & Bettex.  At Wien, Malkin & Bettex, which he left in 1992, he became a senior partner with supervisory responsibility for various commercial real estate properties. Mr. Nelson is an Adjunct Assistant Professor of Real Estate Development at Columbia University.  He was a director of The Merchants Bank of New York and its holding company until its merger with, and remains on the Advisory Board of Valley National Bank. Additionally, he has served on the boards of various not-for-profit organizations, including as a director of the 92nd Street YMHA and a trustee of Collegiate School, both in New York City.

Benjamin Chen

Benjamin Chen was appointed as a Non-Executive Board Member of the Company.  Mr. Chen is the Founder, Chairman and CEO of Mochila, Inc., a leading digital content and syndication platform, serving since November 2001.  Mr. Chen previously founded multiple internet and marketing related businesses, including AppGenesys, Inc., serving as its CEO/CTO from January 2000 until August 2001.  He served as CTO/CIO from 1996 until 2000 at iXL Enterprises, Inc. a strategic interactive agency (now part of Publicis), where he served on the management team that took the company public in 1999. Previously he was at Ironlight Digital Corporation, serving as its CTO from 1995 until 1996.  Mr. Chen has worked as an external entrepreneur in residence for JP Morgan and Mission Ventures, as well as an advisor for GE Capital.

Peter Horan

Peter C. Horan was appointed as a Non-Executive Board Member of the Company.  Mr. Horan is currently the Executive Chairman of Halogen Network, a next generation digital media company, since February 2010.  Mr. Horan has served as CEO of many internet companies, including Goodmail Systems, Inc. from 2008 to 2010.  Previously, Mr. Horan was CEO of IAC’s Media and Advertising group from 2007 to 2008.  He was CEO of AllBusiness.com from 2005 to 2007.  As CEO of About.com from 2003 to 2005, Mr. Horan led the sale of the company to the New York Times Company. Mr. Horan was CEO of DevX.com from 2000 to 2003.  Previously at International Data Group, he served as Senior Vice President from 1991 until 2000, where he was also the publisher of their flagship publication Computerworld.  He held senior account management roles at leading advertising agencies including BBD&O and Ogilvy & Mather.

John D. Miller

John D. Miller was appointed as a Non-Executive Board Member of the Company.  Mr. Miller was elected a director of Circle Entertainment Inc. in January 2009. Mr. Miller is the Chief Investment Officer of W.P. Carey & Co. LLC, a net lease real estate company. Mr. Miller is also a founder and Non-Managing Member of StarVest Partners, L.P., a $150 million venture capital investment fund formed in 1998. From 1995 to 1998 Mr. Miller was President of Rothschild Ventures Inc., the private investment unit of Rothschild North America, a subsidiary of the worldwide Rothschild Group. He was also President and CEO of Equitable Capital Management Corporation, an investment advisory subsidiary of The Equitable, where he worked for 24 years beginning in 1969. From February 2005 through January 2009, when he resigned, Mr. Miller served as a director of CKX, Inc.

Joseph F. Rascoff

Joseph Rascoff was appointed as a Non-Executive Board Member of the Company.  Mr. Rascoff is the co-founder of The RZO Companies, and since 1978 has been representing artists in recording contract negotiations, music publishing administration, licensing, royalty compliance, and worldwide touring. From 1974 to 1978, Mr. Rascoff was a partner in Hurdman and Cranstoun, a predecessor accounting firm of KPMG. Mr. Rascoff has been an Advisory Director of Van Wagner Communications LLC since 2005.  In 2009, he became a consultant to Live Nation Entertainment, Inc. He has served as a Trustee of The University of Pennsylvania (1992-1996), is on the Board of Overseers of the University of Pennsylvania Libraries, and is President of the Board of Trustees of The Bishop’s School, La Jolla, California.

Harriet Seitler

Harriet Seitler was appointed as a Non-Executive Board Member of the Company.  Ms. Seitler is currently Executive Vice President for Oprah Winfrey’s Harpo Studios.  Joining Harpo over 15 years ago in 1995, Ms. Seitler is responsible for marketing, development of strategic brand partnerships, and digital extensions.  Ms. Seitler was instrumental in the development and launch of “The Dr. Oz Show”.  Prior to working at Harpo, Ms. Seitler served as Vice President, Marketing at ESPN from 1993 to 1994.  She was responsible for the branding of ESPN, SportsCenter, as well as the branding and launch of ESPN2.  Ms. Seitler began her career at MTV Networks, serving from 1981 to 1993, serving in the marketing and promotions department, rising to the rank of Senior Vice President.  At MTV Ms. Seitler pioneered branded entertainment initiatives and built major new franchises such as the MTV

Movie Awards and MTV Sports.  Ms. Seitler has served on the Board of Directors of The Oprah Winfrey Foundation, and is currently a board member of Sharecare.com.

Chris Stephenson

Chris Stephenson, the Company’s Chief Marketing Officer, was most recently Chief Marketing Officer at Interscope Records, part of Universal Music Group and home to Lady Gaga, Eminem, U2 and many other multi-platinum artists.  Previously, Stephenson was General Manager, Global Marketing for Microsoft Entertainment, where he led product marketing in the development of the software and hardware businesses.

Stephenson was also Senior Vice President of Marketing at House of Blues Entertainment, focused on brand development and online content. Before this, based in London, Stephenson was Senior Vice President of Marketing for MTV and VH1 and ran multiple award-winning advertising campaigns internationally. He also developed multiple sponsor-driven programs including the European Music Awards and was an early digital pioneer at MTV Networks.

Gregory Consiglio

Gregory Consiglio has been hired as the Company’s Head of Business Development.  He was most recently Executive Vice President of Business Development at Ticketmaster Entertainment and has served in a variety of business development and operating roles at AOL. At Ticketmaster he oversaw teams responsible for online affiliate sales, online sponsorship, advertising sales, and third party alliances with leading brands. Previously, he led corporate and business development for GoFish, the online video network.

Consiglio spent seven years at AOL serving in a variety of business development and operating roles including Managing Director, AOL Asia (based in Hong Kong). He later served as AOL’s head of international business development. His early career included roles in the consulting practice of KPMG and government affairs for Nortel.

EXECUTIVE COMPENSATION

Summary Compensation Table

No compensation was paid to our directors and executive officers during the past two years.  There are no compensation related items or matters that would require tabular or other disclosure under Item 402 of Regulation S-K of the Exchange Act.

On February 15, 2011 we entered into an employment agreement with Janet Scardino for her services as Chief Executive Officer.  The term of the agreement is for three years, with automatic renewal for one additional three-year term, unless either party provides written notice of intention not to renew or unless sooner terminated.  Ms. Scardino’s base salary is $500,000 (payable in cash or shares of common stock) to be increased by at least five percent annually.  She is to receive additional compensation at the sole discretion of the board of directors in the form of additional cash bonus and/or grant of restricted stock, stock options or other equity award.   Ms. Scardino will receive the following minimum grants of restricted stock:  (i) 750,000 shares (subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations and other similar events) of the Company’s common stock at the beginning of the first year of employment and (ii) 250,000 shares (subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations and other similar events) of common stock at the beginning of each employment year of the initial term.

In the event that Ms. Scardino is terminated for cause, she is entitled to a severance payment of (i) all earned but unpaid base salary through the date of termination, (ii) any previously awarded and unpaid bonus and (iii) all unpaid reimbursable expenses incurred through the date of termination.  In the event that Ms. Scardino is terminated by the Company without cause, she is entitled a severance payment of (i) the base salary in effect at the time of termination through the date of termination, (ii) any previously awarded and unpaid bonus, (iii) a pro rated annual cash bonus for the year of termination based on the bonus paid for the immediately preceding year or $125,000, whichever is greater, (iv) all unpaid reimbursable expenses incurred through the date of termination, (v) a lump sum equal to the base salary in effect on the date of termination for a three (3) month period following termination, (vi) a payment equal to three (3) months base salary in consideration for agreeing in writing to the restrictive covenants in the employment agreement for a period of twelve (12) months and (vii) a continuation of health and dental benefits for a period of twelve (12) months following termination.  In the event that Ms. Scardino is terminated within twelve (12) months following a change in control, she is entitled to a severance payment of (i) the base salary in effect at the time of termination through the date of termination, (ii) any previously awarded and unpaid bonus, (iii) a cash bonus for the year of termination based on the bonus paid for the immediately preceding year or $125,000, whichever is greater, (iv) all unpaid reimbursable expenses incurred through the date of termination, (v) a lump sum equal to the base salary in effect on the date of termination for a three month period following termination and (vi) a payment equal to three (3) months base salary in consideration for agreeing to the restrictive covenants in the employment agreement for a period of twelve (12) months.

On February 16, 2011 we entered into an employment agreement with Robert F.X. Sillerman for his services as Executive Chairman of the board of directors and Director.  The term of the agreement is for five years.  Mr. Sillerman’s base salary is $1,000,000 (payable in cash or shares of common stock) to be increased annually by the greater of:  (i) five percent or (ii) the current base salary multiplied by the percentage increase in the Consumer Price Index published by the Federal Bureau of Labor Statistics for the New York, New York metropolitan area during the previous twelve calendar months.  He is to receive additional compensation at the sole discretion of the board of directors in the form of additional cash bonus and/or grant of restricted stock, stock options or other equity award.   Mr. Sillerman will receive a minimum grant of restricted stock in the amount of 5,000,000 shares (subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations and other similar events) of the Company’s common stock at the beginning of the first year of employment.

In the event that Mr. Sillerman is terminated for cause, he is entitled to a severance payment of (i) all earned but unpaid base salary through the date of termination, (ii) any previously awarded and unpaid bonus and (iii) all unpaid reimbursable expenses incurred through the date of termination.  In the event that Mr. Sillerman is terminated by the Company without cause, he is entitled a severance payment of (i) the base salary in effect at the time of termination through the date of termination, (ii) any previously awarded and unpaid bonus, (iii) all unpaid reimbursable expenses incurred through the date of termination, (iv) a lump sum equal to the base salary in effect on the date of termination for a three (3) year period following termination, (v) a payment equal to three (3) times the average of all annual cash bonuses and equity grants paid to Mr. Sillerman during the three (3) employment years (or each year, if employment is less than three (3) years) prior to termination, provided that,  if no annual cash bonus or equity grants have been paid, the amount shall be $100,000 for the annual cash bonus and $100,000 for the equity grant, each multiplied by the partial or full employment year used for this calculation, subject to Mr. Sillerman agreeing in writing  to the restrictive covenants in the employment agreement for a period of twelve (12) months and (vi) a continuation of health and dental benefits for a period of twelve (12) months following termination.  In the event of a change in control, Mr. Sillerman is entitled (i) at his option, to accelerate the employment agreement’s expiration date to the date of the change in control and (ii) to all payments and benefits due to Mr. Sillerman in the event of termination without cause, described above.

The Company entered into an employment agreement with Chris Stephenson, pursuant to which Mr. Stephenson shall serve as Chief Marketing Officer of the Company. The initial term of Mr. Stephenson’s employment is three years. The agreement requires that Mr. Stephenson devote his full working time to the Company. During the term of the agreement, the Company shall pay Mr. Stephenson an initial annualized base salary equal to $400,000.  Mr. Stephenson shall be entitled to a restricted share grant of 250,000 shares of the Company’s common stock at the beginning the first employment year, 1/3 of which will vest at the end of each employment year (assuming Mr. Stephenson is still employed by the Company) and 100,000 shares of the Company’s common stock at the beginning of each year of Mr. Stephenson’s employment term, 1/3 of which vest at the end of each employment year (assuming Mr. Stephenson is still employed by the Company).

The Company has entered into an employment agreement with Gregory Consiglio, pursuant to which Mr. Consiglio shall serve as Head of Business Development of the Company.  The agreement requires that Mr. Consiglio devote his full working time to the Company. During the term of the agreement, the Company shall pay

Mr. Consiglio an initial annualized base salary equal to $300,000.  Mr. Consiglio shall be entitled to a restricted share grant of 100,000 shares of the Company’s common stock at the beginning of the first employment year, 1/3 of which will vest at the end of each employment year (assuming Mr. Consiglio is still employed by the Company; and 50,000 shares of the Company’s common stock at the beginning of each year of his employment term, 1/3 of which will vest at the end of each employment year (assuming Mr. Consiglio is still employed by the Company).  Mr. Consiglio’s employment agreement is terminable by either party upon 30 days’ written notice to the other.

The foregoing descriptions of the employment agreements with Ms. Scardino and Messrs. Sillerman, Stephenson and Consiglio are not complete and are qualified in their entireties by reference to the complete text of the Agreements.  Copies of the employment agreements with Ms. Scardino and Mr. Sillerman are filed as Exhibits 10.3 and 10.4 to the Company’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 15, 2011, and copies of the employment agreements with Messrs. Stephenson and Consiglio are filed as Exhibits 13.1 and 13.2 to the Company’s quarterly report on Form 10-Q filed with the SEC on May 11, 2011, each of which is incorporated herein by reference.

Outstanding Equity Awards

As of December 31, 2010, none of our executive officers had any equity awards outstanding.  On February 21, 2011, our stockholders approved the 2011 Executive Incentive Plan (the “Plan”).  The Plan was previously recommended for approval by our Board of Directors on February 15, 2011.  The Plan provides the Company the ability to grant to any officer, director, employee, consultant or other person who provides services to the Company or any related entity, options, stock appreciation rights, restricted stock awards, dividend equivalents and other stock-based awards and performance awards, provided that only employees are entitled to receive incentive stock options in accordance with IRS guidelines.  The Company reserved 30,000,000 shares of common stock for delivery under the Plan.

Employee Benefit Plan:   The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code ("401(k) Plan") covering all full-time employees who meet certain eligibility requirements. Eligible employees may defer up to 90% of their pre-tax eligible compensation, up to the annual maximum allowed by the Internal Revenue Service. Under the 401(k) Plan, the Company may, but is not obligated to, match a portion of the employee contributions up to a defined maximum.

CORPORATE GOVERNANCE

Board Composition

Our directors are elected to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified.

On February 11, 2011, our board of directors increased the number of members of our board from two to three and elected Robert F.X. Sillerman as Executive Chairman and Director, Mitchell J. Nelson as Executive Vice President, General Counsel and Director and Michael Burrows as Director and accepted the resignation of Jack L. Howard as Chairman of the Board and Chief Executive Officer and Ronald W. Hayes as director of the Company.

On February 22, 2011, our board increased the number of members of our board from three to eight and elected Janet Scardino as Chief Executive Officer and Director, and Benjamin Chen, Peter Horan, John D. Miller, Joseph F. Rascoff and Harriet Seitler to serve as members of our board and accepted the resignation of Michael Burrows.

On February 24, 2011, the Board of Directors approved the formation of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  Our board appointed Mr. Rascoff, Mr. Horan and Mr. Miller to serve as members of the Audit Committee; Mr. Miller and Mr. Horan to serve as members of the Compensation Committee; and Mr. Miller and Ms. Seitler to serve as members of the Nominating and Corporate Governance Committee.

Director Independence

Our board has determined that Benjamin Chen, Peter Horan, John D. Miller, Joseph F. Rascoff and Harriet Seitler satisfy the criteria for independence under the SEC rules for independence of directors and of committee members.

Audit Committee

On February 24, 2011, our board established an Audit Committee.  The Audit Committee has adopted a written charter, a printed copy of which is available to any shareholder requesting a copy by writing to: Function (X) Inc. Attn: Corporate Governance, 150 Fifth Avenue, New York, New York 10011.  The Audit Committee did not hold any meetings during 2010.  Messrs. Joseph F. Rascoff, Peter Horan and John D. Miller are currently serving as members of the Audit Committee.

The purpose of the Audit Committee is as follows:

1.
To oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company, in consultation with the Chief Financial Officer and senior accounting staff of the Company.

2.	To provide assistance to the Board of Directors with respect to its oversight of:

(a)	The integrity of the Company’s financial statements;

(b)
The Company’s compliance with legal and regulatory requirements, including an evaluation of the performance and competence of the Company’s legal personnel as they relate to the audit function and general maintenance of corporate financial standards;

(c)	The independent auditor’s qualifications and independence;

(d)	The performance of the Company’s internal audit function and independent auditors; and

(e)	An evaluation of the performance and competence of the Company’s senior financial employees, including the Chief Financial Officer.

Compensation Committee

On February 24, 2011, our board established a Compensation Committee.  The Compensation Committee has adopted a written charter, a printed copy of which is available to any shareholder requesting a copy by writing to: Function (X) Inc. Attn: Corporate Governance, 150 Fifth Avenue, New York, New York 10011.  The Compensation Committee did not hold any meetings during 2010.  The current members of the Compensation Committee are Messrs. John D. Miller and Peter Horan.

The purpose of the Compensation Committee is as follows:

1.	To discharge the responsibilities of the Board of Directors relating to the Company’s compensation programs and compensation of the Company’s executives; and

2.
To produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations of the NASDAQ Stock Market, Securities and Exchange Commission, and other regulatory bodies.

Nominating and Corporate Governance Committee

On February 24, 2011, our board established a Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee has adopted a written charter, a printed copy of which is available to any shareholder requesting a copy by writing to: Function (X) Inc. Attn: Corporate Governance, 150 Fifth Avenue, New York, New York 10011.  The Nominating and Corporate Governance Committee did not hold any meetings during 2010.   Mr. John D. Miller and Ms. Harriet Seitler are the current members of the Nominating and Corporate Governance Committee.

The purpose of the Nominating and Corporate Governance Committee is as follows:

1.	To identify individuals qualified to become Board members and to select, or to recommend that the Board of Directors select, the director nominees for the next annual meeting of stockholders;

2.	To develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company; and

3.	To oversee the selection and composition of committees of the Board of Directors and, as applicable, oversee management continuity planning processes.

Code of Business Conduct and Ethics

Our board of directors adopted a Code of Business Conduct and Ethics that applies to all directors and employees of the Company. The Code of Business Conduct and Ethics addresses, among, other things, honesty and ethical conduct, compliance with laws, rules and regulations, conflicts of interest, insider trading, corporate opportunities, competition and fair dealing, discrimination and harassment, health and safety, record keeping, confidentiality, protection and proper use of company assets, payments to government personnel, waivers of the Code of Business Conduct and Ethics, reporting of illegal or unethical behavior and compliance procedures.  In addition to the Code of Business Conduct and Ethics, the Chief Executive Officer and senior financial officers are subject to the additional specific policies set forth in the Code of Ethics for the Chief Executive Officer and senior financial officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Asset Contribution Agreement

At the closing of the Recapitalization, as discussed more fully above in the section entitled “Our Business,” the Company entered into an asset contribution agreement with SIC, an affiliate of Robert F.X. Sillerman our Executive Chairman, whereby SIC assigned certain intellectual property assets used in its business to the Company in exchange for an agreement by the Company to reimburse SIC for expenses incurred in connection with the development of such intellectual property assets and its related business, whenever incurred, at or after the closing, in an aggregate amount not to exceed $2,000,000.  Pursuant the asset contribution agreement, $1.3 million was reimbursed.  Because such transaction was subject to certain rules regarding “affiliated” transactions, the Audit Committee and a majority of the independent members of the board of directors approved such reimbursement.

Debt Owed to J. Howard Inc.

J. Howard Inc. has been supporting the daily operations of the Company since 2007.  As of December 31, 2010, the Company owed J. Howard, Inc. $82,000 as a result thereof, which amount was increased as of the completion of the Recapitalization on February 15, 2011 to $171,000.  As part of the Recapitalization, the Company issued 250,000 shares (at a fair market value of $0.03 per share) to J. Howard, Inc., a director and officer of the Company prior to the Recapitalization, and its designees (which included former directors of the Company) in connection with partially extinguishing outstanding debt owed to J. Howard, Inc.  The remaining debt of $163,000 was satisfied on February 15, 2011 by payment to J. Howard, Inc. in such amount.  In addition, J. Howard, Inc. was paid $37,000 to be used for payment of expenses incurred in connection with the Recapitalization on behalf of the Company.

Recapitalization Notes

In connection with the Recapitalization, Robert F.X. Sillerman (and his spouse and entities controlled by him), and Mitchell Nelson, each executive officers of the Company, executed promissory notes in accordance with their subscription agreements for the payment of the purchase price of the shares, in the amounts of $3,242,100 and $9,720, respectively.  Each note is an unsecured five-year note with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the recapitalization agreement (which was 4.15% per annum).  Mr. Nelson satisfied his note on April 1, 2011.

Shared Services Agreement

In an effort to economize on costs and be efficient in its use of resources, the Company entered into a shared services agreement with Circle Entertainment Inc. (“Circle”) as of February 15, 2011, pursuant to which it shares costs for legal and administrative services in support of Mitchell J. Nelson, its General Counsel and General Counsel to Circle.

The shared services agreement provides, in general, for sharing on a 50/50 basis of the applicable support provided by either company to Mr. Nelson in connection with his capacity as General Counsel, and an allocation generally based on the services provided by Mr. Nelson, which are initially estimated to be divided evenly between the companies.  The Company will initially be responsible for advancing the salary to Mr. Nelson for both companies and will be reimbursed by Circle for such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant).  The agreement provides for the President of each Company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair.  The Audit Committee of each company’s Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances.

Because this transaction is subject to certain rules regarding “affiliate” transactions, the Audit Committee and a majority of the independent members of the Company’s Board of Directors have approved the shared services agreement.  This is deemed to be an affiliate transaction because Mr. Sillerman is Chairman and Mr. Nelson is Executive Vice President and General Counsel of Circle.

For the three months ended March 31, 2011, the Company incurred and billed Circle $27,622 for support, consisting primarily of legal and administrative services. These services provided were approved by Circle’s Audit Committee and the Company’s Audit Committee and the related fees were paid.

In addition, certain of the Company’s accounting personnel may provide personal accounting services to our Executive Chairman, Robert F.X. Sillerman.  To the extent such services are rendered, Mr. Sillerman shall reimburse the Company therefor.  The reimbursement for any such services shall be reviewed by the Company’s Audit Committee.  For the period ending March 31, 2011, $4,640 was due from Mr. Sillerman for such services.

Director Compensation

Each of our non-employee directors will receive an annual fee of $80,000, which includes attendance fees for four meetings a year. Each non-employee director will also receive an additional $750 for attendance at additional Board Meetings (over four). The chairperson of the Audit Committee will receive an additional fee of $15,000 per annum and the chairpersons of each other committee will receive an additional fee of $5,000 per annum. Each of the other members of the Audit Committee will receive $3,000 per annum and the other members of each of the other committees will receive a fee of $1,000 per annum. All fees described above will be payable in cash for calendar year 2011.  After 2011, directors can elect to receive up to 100% of their compensation in cash equity and can elect to take their payments in any form of any equity instrument available and permissible under the Company’s stock incentive plan.  All equity will be priced based on the closing price on the last day of each fiscal quarter.  Election with respect to any quarterly payment in equity must be made before the end of the quarter.

Consultant

Benjamin Chen, an independent director, is acting as a consultant to the Company in the area of technology, systems architecture and technical operations.  He has been paid $53,011 for his services through March 31, 2011.

CHANGE IN ACCOUNTANTS

On February 24, 2011, the Company approved the engagement of BDO USA, LLP ("BDO") as the Company's independent registered public accounting firm hired to re-audit the Company’s financial statements for the years ended December 2009 and 2010, and to audit the Company’s financial statements for the period ending June 30, 2011. During the years ended December 31, 2009 and December 31, 2010, and through February 25, 2011, neither the Company nor anyone on its behalf has consulted with BDO with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

On February 25, 2011, the board of directors dismissed Radin, Glass & Co., LLP ("RGC") as the Company's independent registered public accounting firm. The reports of RGC on the Company's financial statements for the years ended December 31, 2009 and December 31, 2010 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the years ended December 31, 2009 and December 31, 2010 and through February 24, 2011, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with RGC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RGC, would have caused RGC to make reference to the subject matter of the disagreements in its reports on the Company's financial statements for such years.  During the years ended December 31, 2009 and December 31, 2010 and through May 24, 2011, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

CHANGE OF FISCAL YEAR

On February 24, 2011, the board of directors of the Company approved a change to the Company's fiscal year end from December 31 to June 30.

SELLING STOCKHOLDERS

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of such stockholder, shares of common stock underlying shares of warrants held by such stockholder that are exercisable within 60 days of May 24, 2011 are included. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 134,522,597 shares of common stock outstanding as of May 24, 2011.

On February 16, 2011, the Company issued 13,232,597 shares of common stock to Adage at a price of approximately $0.76 per share, and 940,000 shares of common stock to KPLB at a price of approximately $0.53 per share.  The shares of common stock issued in such placements were exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  No advertising or general solicitation was employed in offering the securities.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.

The selling stockholders acquired the securities being registered for resale in this prospectus in a subscription agreement, dated February 7, 2011, by and between us and the selling stockholders, pursuant to which we agreed to issue to the selling stockholders an aggregate of 14,422,597 shares of common stock. The aggregate purchase price was approximately $10.5 million.

In connection with the Recapitalization, as discussed more fully above in the section entitled “Our Business,” we issued warrants to purchase an aggregate of 100,000 shares to Berenson Investments LLC.  Berenson & Company, LLC, an affiliate of Berenson Investments LLC, was the financial advisor to Sillerman in connection with the Recapitalization.  The initial exercise price of the warrants is $0.80 per share, subject to certain adjustments set forth therein, including adjustments in the event of certain future financing transactions conducted by us or in the event of a stock dividend or stock split. The warrants are exercisable when issued and have a term of five years thereafter.  On May 9, 2011, Berenson Investments LLC exercised the warrant and paid $80,000 for 100,000 shares of our common stock.

In connection with the transaction, we granted Adage Capital Partners L.P. registration rights, pursuant to which we agreed to prepare and file a registration statement covering the resale of the common stock with the Securities and Exchange Commission within 90 days of the transaction.  Additionally, we granted piggyback rights to KPLB LLC, Berenson Investments LLC, Walter P. Carucci, Ronald W. Hayes, J. Howard, Inc. and EMH Howard.

None of the selling stockholders are members of management, employees or suppliers of ours or our affiliates. Within the past three years, none of the selling stockholders has held a position as an officer or director of ours, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of such shares and each selling stockholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, based on representations made to us by the selling stockholders, no selling stockholder is a registered broker-dealer.  Berenson Investments LLC is an affiliate of Berenson & Company, LLC, a registered broker-dealer.

The term “selling stockholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Name of Beneficial Owner	Shares Beneficially Owned Before the Offering	Maximum Number of Shares to be Sold	Beneficial Shares After the Offering (1)	Percentage of Common Stock Owned After Offering (1)

Adage Capital Partners L.P. (2)	13,232,597	13,232,597	0	*
KPLB LLC (3)	940,000	940,000	0	*
Berenson Investments LLC(4)	100,000	100,000	0	*
Walter P. Carucci	95,060	50,000	45,060	*
Ronald W. Hayes	54,834	50,000	4,834	*
J. Howard, Inc. (5)	75,000	75,000	0	*
EMH Howard LLC (6)	270,501	75,000	195,501	*

* Less than 1%

(1) Assumes that all securities offered are sold.

(2) Each of Robert Atchinson and Phillip Gross, the Managing Directors of Adage Capital Partners L.P., have voting power and investment power over securities held by Adage Capital Partners L.P.

(3) Lisbeth R. Barron has voting power and investment power over securities held by KPLB LLC.  Lisbeth R. Barron is an employee of Berenson & Company, LLC.  Berenson & Company, LLC, an affiliate of Berenson Investments LLC, was the financial advisor to Sillerman in connection with the Recapitalization.

(4) Includes an aggregate of 100,000 shares underlying warrants to purchase shares of our common stock.  Jeffrey L. Berenson has voting power and investment power over securities held by Berenson Investments LLC.

(5) Jack L. Howard has voting power and investment power over securities held by J. Howard, Inc.

(6) Jack L. Howard has voting power and investment power over securities held by EMH Howard LLC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of May 24, 2011 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our named executive officers and directors; and (iii) by all of our executive officers and directors as a group.Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares.  Except as otherwise indicated, the persons listed below have advised us that they have direct sole voting and investment power with respect to the shares listed as owned by them.

Unless otherwise specified, the address of each of the persons set forth below is c/o Function (X) Inc., 150 Fifth Avenue, New York, New York 10011.

In the table below, percentage ownership is based on 134,522,597 shares of our common stock outstanding as of May 24, 2011.

		Amount &
		Nature of
Name & Address of		Beneficial	Percent of
Beneficial Owner	Office, If Any	Ownership	Class

Robert F.X. Sillerman(1)	Director and Executive Chairman	104,114,000	77.4%

(1)           Includes 4,970,000 shares of the common stock of the Company owned of record by Mr. Sillerman; 88,344,000 shares of the common stock of the Company owned of record by Sillerman Investment Company, LLC, a company controlled by Mr. Sillerman, 5,400,000 shares of the common stock of the Company owned of record by Laura Baudo Sillerman, Mr. Sillerman’s spouse, and 5,400,000 shares of the common stock of the Company owned of record by a trust for the benefit of Mr. Sillerman’s descendants and controlled by Mr. Sillerman’s spouse.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 300,000,000 shares of common stock, par value $0.001 per share.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.  Corporate action to be taken by a stockholder vote may be authorized by the affirmative vote of a majority of the votes cast at a meeting of stockholders, or by written consent in lieu of a meeting, unless otherwise required by law.  In general, stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue 1,000,000 shares of preferred stock, par value $0.001 per share. We may issue shares of preferred stock in one or more series as may be determined by our board of directors, who may establish the designation and number of shares of any series, and may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly unissued series (but not below the number of shares of that series then outstanding).

Warrants

On February 16, 2011, we issued a five year warrant for 100,000 shares with an exercise price of $0.80 per share to Berenson Investments LLC.  Berenson & Company, LLC, an affiliate of Berenson Investments LLC, was the financial advisor to Sillerman in connection with the Recapitalization, as discussed more fully above in the section entitled “Our Business.”  On May 9, 2011, Berenson Investments LLC exercised the warrant and paid $80,000 for 100,000 shares of our common stock.

Indemnification of Directors and Officers

Our bylaws and articles of incorporation provide that we will indemnify and hold harmless any of our officers, directors, employees or agents and reimburse such persons for any and all judgments, fines, liabilities, amounts paid in settlement and expenses, including attorney’s fees, incurred directly or indirectly in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, for which such persons served in any capacity at the request of the Company, to which such person is, was or is threatened to be made a party by reason of the fact that such person is, was or becomes a director, officer, employee or agent of the Company; provided that, (i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (ii) no indemnification is payable if a court having jurisdiction determined such indemnification to be unlawful.  Additionally, no indemnification will be made in respect of any claim, issue or matter as to which such person was determined to be liable to the Company, unless and only to the extent that the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Transfer Agent and Registrar

Our independent stock transfer agent is American Stock Transfer & Trust Company, LLC. Their mailing address is 6201 15th Avenue, Brooklyn, New York 11219. Their phone number is (718) 921-8206.

SHARES ELIGIBLE FOR FUTURE SALE

As of May 24, 2011, we had 134,522,597 shares of common stock issued and outstanding.

Shares Covered by this Prospectus

All of the 14,522,597 shares of common stock being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

In general, pursuant to Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale of shares of our common stock, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the current public information requirement.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares of our common stock that does not exceed the greater of (i) one percent of the then outstanding shares of our common stock or (ii) the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Because we were a shell company prior to the Recapitalization, under SEC rules Rule 144 will be unavailable to our stockholders until May 2012, twelve months following the filing with the SEC of “Form 10 information” which constitutes a part of this prospectus.

PLAN OF DISTRIBUTION

Each selling stockholder and any pledgees, assignees and successors-in-interest of any selling stockholder may, from time to time, sell any or all of their shares of common stock covered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker dealer as principal and resale by the broker dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales.  Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of common stock.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act or any exemption therefrom, including Rule 172 thereunder.  The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York.

EXPERTS

The financial statements as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

INDEX TO FINANCIAL STATEMENTS

FUNCTION (X) INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

 PAGES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Function (X) Inc.

We have audited the accompanying balance sheets of Function (X) Inc. (the “Company”, formerly Gateway Industries, Inc.) as of December 31, 2010 and 2009 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Function (X) Inc. at December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
New York, New York
May [__], 2011

Function (X) Inc.

Balance Sheets

(amounts in thousands, except share data)

December 31,	2010	2009
Assets
Current:
Cash	$-	$-
Prepaid expenses and other current assets	-	-
Total assets	$-	$-
Liabilities and Stockholders’ Deficit
Current
Accounts payable and accrued expenses	$105	$74
Commitments and contingencies
Stockholders’ Deficit
Preferred stock, $0.01 par value, authorized 1,000,000 shares, no shares issued and outstanding	-	-
Common stock, $0.001 par value, authorized 10,000,000 shares, issued and outstanding, 4,192,106 shares	4	4
Additional paid-in capital	12,481	12,481
Accumulated deficit	(12,590)	(12,559)
Total stockholders’ deficit	(105)	(74)
Total liabilities and stockholders’ deficit	$-	$-
  See Notes to Financial Statements.

Function (X) Inc.

Balance Sheets

(amounts in thousands, except share data)

For the Year Ended December 31,	2010	2009
Revenues	$-	$-
General and administrative	31	21
Operating loss	(31)	(21)
Other income (expenses):
Interest income , net	-	-
Gain (loss) on sale of subsidiary	-	-
Total other income	-	-
Net loss before income taxes	(31)	(21)
Income tax expense	-	-
Net loss	$(31)	$(21)
Net loss per common share – basic and diluted	$(0.01)	$(0.00)
Weighted average common shares outstanding – basic and diluted	4,192,106	4,192,106
                                            See Notes to Financial Statements.

Function (X) Inc.

Statements of Changes in Stockholders’ Deficit

(amounts in thousands, except share data)

Years ended December 31, 2010 and 2009
	Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	paid-in capital	deficit	Total
Balance, December 31, 2008	-	$ -	4,192,106	$4	$12,481	$(12,538)	$(53)
Net loss	-	-	-	-	-	(21)	(21)
Balance, December 31, 2009	-	-	4,192,106	4	12,481	(12,559)	(74)
Net loss						(31)	(31)
Balance, December 31, 2010	-	$ -	4,192,106	$4	$12,481	$(12,590)	$(105)

 See Notes to Financial Statements.

Function (X) Inc.

Statements of Cash Flows

(amounts in thousands)

For the Years Ended December 31,	2010	2009
Cash flows from operating activities:
Net loss	$(31)	$(21)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
(Gain) loss on sale of subsidiary	-	-
Changes in operating assets and liabilities:
Prepaid insurance	-	8
Accounts payable and accrued expenses	31	12
Net increase (decrease) in cash	-	-
Cash, beginning of year	-	-
Cash, end of year	$-	$-
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$-	$-
                                              See Notes to Financial Statements.

Function (X) Inc.

Statements of Operations

(amounts in thousands, except share and per share data)

1.  Description of the Company:

Function (X) Inc. (formerly Gateway Industries, Inc.) was incorporated under the laws of the State of Delaware on September 24, 1994. The Company was the parent company of Oaktree Systems, Inc., a wholly owned subsidiary (“Oaktree”) through December 2007.  In December 2007, Oaktree sold 5,624 shares of its Common Stock to Marketing Data, Inc., an affiliate of an officer of Oaktree, for $1. As a result, our ownership interest in Oaktree was reduced to 20% of Oaktree’s outstanding Common Stock. On October 24, 2010, Oaktree repurchased the Company’s remaining 20% interest in Oaktree for $0.10. As a result, Marketing Data, Inc. owned 100% of the outstanding Common Stock of Oaktree (see Note 4).  As explained further in Note 7, in connection with the Company’s recapitalization, the newly recapitalized company changed its name effective February 11, 2011 to Function (X) Inc.

2.  Summary of Significant Accounting Policies:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity date of three months or less and investments in money market accounts to be cash equivalents.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of outstanding common shares during the year. Diluted per share data includes the dilutive effects of options, warrants and convertible securities. Potential common shares of -0- and 4,000 at December 31, 2010 and 2009, respectively, are not included in the calculation of diluted loss per share because its effect will be anti-dilutive. Such potential common shares are options.

Stock-Based Compensation

The Company accounts for its stock-based compensation at fair value estimated on the grant date using the Black-Scholes option pricing model. See Note 5 for further discussion of the Company’s stock-based compensation.

Subsequent Event Evaluation

Management has evaluated subsequent events to determine if events or transactions occurring through May 24, 2011 require potential adjustment to or disclosure in the financial statements.

3. Income Taxes:

Function (X) Inc.

Statements of Operations

(amounts in thousands, except share and per share data)

The significant temporary differences giving rise to deferred taxes at December 31, 2010 and 2009 consist of the net operating loss carryforwards. At December 31, 2010, the Company had federal net operating loss carryforwards of approximately $5,490 which expire in various years through 2030.

Utilization of the net operating losses in the future will be severely limited as a result of the equity recapitalization transaction discussed in Note 7, due to the ownership change rules provided by Section 382 of the Internal Revenue Code and similar state provisions.

Deferred tax assets at December 31, 2010 and 2009 are as follows:

	2010	2009
Net operating loss carryforwards	$2,058	$2,048
Valuation allowance	(2,058)	(2,048)
Net deferred tax assets	$-	$-

The Company has recorded a valuation allowance for the full amount of its deferred tax assets as the likelihood of the future realization cannot be presently determined.

The reconciliation between the taxes as shown and the amount that would be computed by applying the statutory federal income tax rate to the loss before income taxes is as follows:

	2010	2009
Income tax benefit – statutory rate	(34.0%)	(34.0%)
State and local, net	(3.5%)	(3.5%)
Valuation allowance on deferred tax assets	37.5%	37.5%

As of the beginning of fiscal year 2007, the Company was required to adopt FASB ASC 740-10 (formerly FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes), which adoption had no effect on the Company’s Financial Statements. The Company recognizes any interest and penalties related to tax uncertainties as income tax expense. At December 31, 2010 and 2009, there are no unrecognized tax benefits, or related accrued interest and penalties, recorded in the financial statements.  The Company may be subject to examination by the Internal Revenue Service ("IRS") for calendar years 2007 through 2010 under the normal statute of limitations. Additionally, any net operating losses that were generated in prior years and utilized in these years may also be subject to examination by the IRS. Generally, for state tax purposes, the Company's 2006 through 2010 tax years remain open for examination by the tax authorities under a four year statute of limitations; however, certain states may keep their statute open for six to ten years.

4. Stock Purchase Agreement:

The Company acquired Oaktree on March 21, 2000 pursuant to a Stock Purchase Agreement. The purchase price of Oaktree was approximately $4,100, consisting of $2,000 in cash, the issuance of 600,000 restricted shares of Common Stock of the Company and the assumption of approximately $650 of debt, which was repaid at the closing date, plus certain fees and expenses. In December 2007, Oaktree sold 5,624 shares of its Common Stock to Marketing Data, Inc., an affiliate of an officer of Oaktree, for $1. As a result, the Company’s ownership interest in Oaktree was reduced to 20% of Oaktree’s outstanding Common Stock.

On October 24, 2010, Oaktree repurchased the Company’s remaining 20% interest in Oaktree for $0.10. As a result, Marketing Data, Inc. owned 100% of the outstanding Common Stock of Oaktree.

5. Stock Option Plan:

Function (X) Inc.

Statements of Operations

(amounts in thousands, except share and per share data)

The Company’s Incentive Stock Option Plan and Nonstatutory Stock Option Plan (collectively, the “Plan”), as amended, provide for the granting of nonqualified and qualified stock options under the Internal Revenue Code. The Plan was terminated in 2005.

The stock option activity during the years ended December 31, 2010 and 2009 is summarized below:

	Number of shares outstanding	Weighted average exercise price
Balance at December 31, 2008	8,000	$1.06
Granted	-
Exercised	-
Expired or cancelled	(4,000)	0.98
Balance at December 31, 2009	4,000	$1.13
Granted	-
Exercised	-
Expired or cancelled	(4,000)	1.13
Balance at December 31, 2010	-

6. Related Party Transaction:

J. Howard, Inc., an affiliate of the Chief Executive Officer of the Company, has performed certain accounting and administrative services for the Company without charging a fee. In addition, J. Howard, Inc. has advanced funds for certain operations. At December 31, 2010 and 2009, the Company owed J. Howard Inc. $82 and $67, respectively.

7. Subsequent Event:

On February 11, 2011, Function (X) completed a Recapitalization (the “Recapitalization” or the “Agreement”) with Sillerman Investment Company LLC, a Delaware limited liability company (“Sillerman”), and EMH Howard LLC, a New York limited liability company and an affiliate of Jack L. Howard, the Chairman and Chief Executive Officer of the Company (“EMH Howard”). Pursuant to the Agreement,  Sillerman, together with other investors approved by Sillerman, invested in the Company by acquiring 120,000,000 newly issued shares of common stock of the Company in a private placement transaction at a price of $0.03 per share (on a post-split basis as described below), as a result of which Sillerman and the other investors acquired approximately 99% of the outstanding shares of common stock, with Sillerman (together with Robert F.X. Sillerman personally) directly or indirectly beneficially owning more than a majority of the outstanding shares of common stock. Upon consummation, the proceeds of the private placement of $3,600 ($220 in cash and $3,380 in five-year promissory notes with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the recapitalization agreement, which was 4.15% per annum) were received.

Immediately after the Recapitalization was consummated, the Company issued 13,232,597 shares of common stock to an institutional investor (for $10,000) at a price of approximately $0.76 per share, and 940,000 shares of common stock to an accredited investor ($500) at a price of approximately $0.53 per share. As a result, Sillerman and the other investors own approximately 89% of the outstanding shares of the Company’s common stock.  In addition, J. Howard, Inc., an affiliate of Jack L. Howard, and its designees (which included former directors of the Company) were issued 250,000 shares at a price of $0.03 per share in order to partially extinguish outstanding debt in the amount of $171 owed to J. Howard, Inc. and the remainder was satisfied by payment in cash for advances made by J. Howard, Inc. to the Company to support its daily operations since 2007.

In order to effectuate the transactions contemplated by the Recapitalization Agreement, the Company amended its Certificate of Incorporation to (a) increase the number of its authorized shares of Common Stock from 10,000,000

Function (X) Inc.

Statements of Operations

(amounts in thousands, except share and per share data)

to 300,000,000, (b) implement a 1 for 10 reverse split of its issued and outstanding Common Stock, and (c) change the name of the Company. Contemporaneously with the closing of the Agreement, Sillerman replaced the current Board of Directors and executive officers of the Company.

The newly recapitalized company changed its name effective as of the date of the Recapitalization to conduct business under the name Function (X) Inc.

FUNCTION (X) INC.

FINANCIAL STATEMENTS

MARCH 31, 2011 AND 2010

 PAGES
CONTENTS

BALANCE SHEETS	Q-2

STATEMENTS OF OPERATIONS	Q-3

STATEMENTS OF CASH FLOWS	Q-4

NOTES TO UNAUDITED FINANCIAL STATEMENTS	Q-7

Function (X) Inc.
 BALANCE SHEETS
(amounts in thousands, except share and per share data)

ASSETS
	Unaudited
	March 31	December 31
	2011	2010

CURRENT ASSETS:
Cash	$8,096	$--
Prepaid expenses	71	--
Other Receivables	146	--
TOTAL CURRENT ASSETS	8,313	--
Notes Receivable	10
Property and Equipment	15	--
TOTAL ASSETS	$8,338	$--

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$925	$105

COMMITMENTS AND CONTINGENCIES	--	--

STOCKHOLDERS' DEFICIT:
Preferred stock, $0.001 par value, authorized 1,000,000 shares, no shares	--	--
issued and outstanding	-	-
Common stock, $0.001 par value, authorized 300,000,000 shares,
issued and outstanding 134,842,024 shares as of March 31, 2011	139	4
and authorized 100,000,000 issued and 419,200 (as adjusted for the Reverse Split) outstanding as of December 31, 2010
Additional paid-in capital	28,271	12,481
Accumulated deficit	(20,997)	(12,590)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	7,413	(105)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$8,338	$--

See accompanying notes to financial statements.

Function (X) Inc.
 STATEMENTS OF OPERATIONS (UNAUDITED)
(amounts in thousands, except share and per share data)

	Three Months Ended	Three Months Ended
	March 31, 2011	March 31, 2010
REVENUES	$0	$0

GENERAL AND ADMINISTRATIVE EXPENSES	8,431	2

OPERATING LOSS	(8,431)	(2)

OTHER INCOME:
Interest income, net	24	--

Total Other Income	(24)	--

NET LOSS BEFORE INCOME TAXES	(8,407)	(2)

INCOME TAXES	--	--

NET LOSS	$(8,407)	$(2)

Net loss per common share - basic and diluted	$(0.11)	--

Weighted average common shares outstanding - basic and diluted	75,098,547	419,200 *

* as adjusted for the Reverse Split

See accompanying notes to financial statements.

Function (X) Inc.
 STATEMENTS OF CASH FLOWS (UNAUDITED)
(amounts in thousands)

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (8,407)	$ (2)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Restricted Stock issued for services	2,678	--
Warrant issued for services	2,529

Changes in operating assets and liabilities:
Other Receivables	(156)	--
Prepaid Expenses	(71)	--
Accounts payable and accrued expenses	820	2
Net Cash Used in Operating Activities	(2,607)	--

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property and Equipment	(15)	--
Net Cash Used in Investing Activities	(15)	--

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Common Stock for Cash	10,718	--
Net Cash from Financing Activities	10,791	--

NET INCREASE (DECREASE) IN CASH	8,096	--

Cash at Beginning of Period	--	--

Cash at End of Period	$ 8,096	$ --

Supplemental Cash Flow Information:
The Company had the following Non-Cash Financing Activities in the 3 months ended March 31, 2011:
A portion of the debt due to J. Howard, Inc. was paid through the issuance of
250,000 shares of common stock (valued at fair market value of $0.03 per share) at the closing of the Recapitalization
	$ 8

See accompanying notes to financial statements.

Function (X) Inc.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT) (UNAUDITED)
(amounts in thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total
Balance January 1, 2011		4	12,481	(12,590)	(105)
Net Loss				(8,407)	(8,407)
Issuance of Common Stock		135	13,973		14,108
Notes Receivable from Shareholders			(3,390)		(3,390)
Warrants Issued for Services			2,529		2,529
Restricted Stock Issued for Services			2,678		2,678
Balance March 31, 2011		139	28,271	(20,997)	7,413

Function (X) Inc.
 NOTES TO UNAUDITED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share data)

1.	Basis of Presentation

General

The financial statements as of March 31, 2011 and December 31, 2010 and for the three months ended March 31, 2011 and 2010 reflect the results of operations of Function (X) Inc., formerly known as Gateway Industries, Inc. (the “Company”), a Delaware corporation. The financial information in this report for the three months ended March 31, 2011 and 2010 have not been audited, but in the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation have been made. The operating results for the three months ended March 31, 2011 and 2010 are not necessarily indicative of the results for the full year.

The financial statements included herein should be read in conjunction with the financial statements and notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

2.	Organization and Background

The Recapitalization and the Company’s New Line of Business

As previously disclosed, on February 7, 2011, Function (X) Inc. (formerly Gateway Industries, Inc., the “Company”) entered into the Agreement and Plan of Recapitalization (the “Recapitalization Agreement”) by and among the Company, Sillerman Investment Company LLC, a Delaware limited liability company (“Sillerman”), and EMH Howard LLC, a New York limited liability company (“EMH Howard”).

Pursuant to the Recapitalization Agreement, Sillerman, together with other investors approved by Sillerman, invested in the Company by acquiring 120,000,000 newly issued shares of common stock of the Company in a private placement transaction at a price of $0.03 per share (on a post-split basis as described below), as a result of which Sillerman and the other investors acquired approximately 99% of the outstanding shares of common stock, with Sillerman (together with Robert F.X. Sillerman personally) directly or indirectly beneficially owning more than a majority of the outstanding shares of common stock. Upon consummation, the proceeds of the private placement of $3,600 ($220 in cash and $3,380 in five-year promissory notes with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the Recapitalization Agreement, which was 4.15% per annum) were received.

On February 16, 2011, immediately after the Recapitalization was consummated, the Company issued 13,232,597 shares of common stock to an institutional investor (for $10,000) at a price of approximately $0.76 per share, and 940,000 shares of common stock to an accredited investor ($500) at a price of approximately $0.53 per share. The shares of common stock issued in such placements were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.

On February 16, 2011, the Company issued a five year warrant for 100,000 shares with an exercise price of $0.80 per share to Berenson Investments LLC.  Berenson & Company, LLC, an affiliate of Berenson Investments LLC, was the financial advisor to Sillerman in connection with the Recapitalization.

As part of the Recapitalization, the Company also issued 250,000 shares to J. Howard, Inc., an entity affiliated with Jack L. Howard, a director and officer of the Company prior to the Recapitalization, and its designees (which included former directors of the Company) in connection with partially extinguishing outstanding debt of $171 owed to J. Howard, Inc. The fair market value of the shares at issuance was $0.03 per share.  The remaining debt of $163 was satisfied on February 15, 2011 by payment to J. Howard, Inc. in such amount.  In addition, J.

Howard, Inc. was paid $37 to be used for payment of expenses incurred in connection with the Recapitalization on behalf of the Company.

As part of the Recapitalization, the Company effectuated a 1 for 10 reverse split of its issued and outstanding common stock (the “Reverse Split”). The Reverse Split became effective on February 16, 2011. Under the terms of the Reverse Split, each share of common stock, issued and outstanding as of such effective date, was automatically reclassified and changed into one-tenth of one share of common stock, without any action by the stockholder. Fractional shares were rounded up to the nearest whole share.  All share and per share amounts have been restated to reflect the Reverse Split.

The newly recapitalized company changed its name effective as of the date of the Recapitalization and conducts its business under the name Function (X) Inc. with the ticker symbol FNCX.

The Company’s Former Line of Business

The Company was incorporated in Delaware in July 1994 and had no operating business or full-time employees from December 1996 to 2000, when it acquired all of the outstanding Common Stock of Oaktree Systems, Inc. (“Oaktree”).  Through Oaktree, the Company provided cost effective marketing solutions to organizations needing sophisticated information management tools.  In December 2007, Marketing Data, Inc. acquired an 80% interest in Oaktree for $1 and the Company’s ownership interest in Oaktree was reduced to 20% of Oaktree’s outstanding Common Stock.   On October 24, 2010, Oaktree repurchased the Company’s remaining 20% interest in Oaktree for $0.10.  As a result, Marketing Data, Inc. owned 100% of the outstanding Common Stock of Oaktree.   After the disposition of the Company’s interest in Oaktree and prior to the Recapitalization, the Company was not active and had no operating business.  After the disposition of the Oaktree interest, the Company began to explore the redeployment of its existing assets by identifying and merging with or investing in one or more operating businesses.  The Board of Directors approved the Recapitalization effecting such change.

3.	Accounting Policies

Change of Fiscal Year:  On February 24, 2011, the Board of Directors of the Company approved a change to the Company's fiscal year end from December 31 to June 30.

Impairment or Disposal of Long-Lived Assets.  The Company applies the provisions of Accounting Standards Codification (“ASC”) Topic 360, “Property, Plant, and Equipment”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.  In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets.  Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal.  Based on its review, the Company believes that as of December 31, 2010 and March 31, 2011, there was no significant impairment of its long-lived assets.

Impact of Recently Issued Accounting Standards

In January 2010, the Financial Accounting Standard Board (FASB) issued ASU No. 2010-06, which requires new fair value disclosures pertaining to significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers and activity. For Level 3 fair value measurements, purchases, sales, issuances and settlements must be reported on a gross basis. Further, additional disclosures are required by class of assets or liabilities, as well as inputs used to measure fair value and valuation techniques. ASU No. 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements on a gross basis, which is effective for fiscal years beginning after December 15, 2010. The Company’s adoption of this guidance did not have an impact on its financial statements.

Cash

Cash and cash equivalents include cash in hand and cash in time deposits, certificate of deposit and all highly liquid debt instruments with original maturities of three months or less.

Property and Equipment

Equipment (consisting of computers and software) is recorded at historical cost and is depreciated using the straight-line method over their estimated useful lives.  The useful life and depreciation method are reviewed periodically to ensure that the depreciation method and period are consistent with the anticipated pattern of future economic benefits.  Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized.  Gains and losses on disposals are included in the results of operations.  The useful life of the equipment is being depreciated over three years.

Internal Use Software

The Company capitalizes costs related to the development of internal use software in accordance with ASC 350-40.  When capitalized, the Company will amortize the costs of computer software developed for internal use on a straight-line basis or appropriate usage basis over the estimated useful life of the software.  Currently, the Company is in the preliminary project stage of development and, appropriately, no costs have been capitalized.

4.	Concentration of Credit Risk

Cash includes deposits in accounts maintained at financial institutions.  Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash.  The Company maintains balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the banks located in the United States.    To date, the Company has not experienced any losses in such accounts.

5.	Loss Per Share/Common Shares Outstanding

Loss per share is computed in accordance with Financial Accounting Standards concerning Earnings Per Share.  Basic loss per share is calculated by dividing net loss applicable to common stockholders by the weighted-average number of shares outstanding during the period.  Due to the Recapitalization the outstanding shares were 134,842,024 on March 31, 2011 and 419,200 on March 31, 2010 (after adjustment for the Reverse Split in connection with the Recapitalization). Diluted loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average common shares outstanding plus potentially dilutive common shares. Because the Company reported losses for the periods presented, all potentially dilutive common shares, comprising non-vested stock options, restricted stock and warrants, are anti-dilutive. Restricted stock are considered outstanding common shares and included in the computation of basic earnings per share as of the date that all necessary conditions of vesting are satisfied.  For the three months ended March 31, 2011, both basic and diluted loss per share were ($0.11) and for the three months ended March 31, 2010, both basic and diluted earnings per share were ($0.00).

6.	Debt Payable:

Debt

J. Howard Inc. has been supporting the daily operations of the Company since 2007.  As of December 31, 2010, the Company owed J. Howard, Inc. $82 as a result thereof, which amount was increased as of the completion of the Recapitalization on February 15, 2011 to $171.  As part of the Recapitalization, the Company issued 250,000 shares (at a fair market value of $0.03 per share) to J. Howard, Inc., a director and officer of the Company prior to the Recapitalization, and its designees (which included former directors of the Company) in connection with partially extinguishing outstanding debt owed to J. Howard, Inc.  The remaining debt of $163 was satisfied on February 15, 2011 by payment to J. Howard, Inc. in such amount.  In addition, J. Howard, Inc. was paid $37 to be used for payment of expenses incurred in connection with the Recapitalization on behalf of the Company.

7.	Income Taxes

In calculating the provision for income taxes on an interim basis, the Company uses an estimate of the annual effective tax rate based upon the facts and circumstances known at the time. The Company’s effective tax rate is based on expected income, statutory rates and permanent differences applicable to the Company in the various jurisdictions in which the Company operates.

For the three months ended March 31, 2011 and 2010, the Company did not record a provision for income taxes because the Company has incurred taxable losses.   As it has no history of generating taxable income, the Company reduces any deferred tax assets by a full valuation allowance.

The Company does not have any uncertain tax positions and does not expect any reasonably possible material changes to the estimated amount of liability associated with its uncertain tax positions through March 31, 2011.

The net operating loss carryforwards from the prior year were $5,490.  Utilization of the net operating loss will be severely limited as a result of the Recapitalization, due to the ownership change rules provided in Section 382 of the Internal Revenue Code and similar state provisions.

There are no income tax audits currently in process with any taxing jurisdictions.

8.	Stockholders’ Equity

Preferred Stock

The Company’s articles of incorporation authorize the issuance of one million (1,000,000) shares of preferred stock, par value $0.01 per share.  As of the date hereof, there is no outstanding preferred stock.

Common Stock after Recapitalization

Upon completion of the Recapitalization, the Company’s articles of incorporation, as amended, authorize the issuance of 300,000,000 shares of common stock, $.001 par value per share.  The authorization was subsequent to a reverse one-for-ten stock split which was part of the Recapitalization.  As a result of such stock split, on March 31, 2011, there were 134,842,024 shares outstanding, representing a change from the initial 419,200 shares (on a post Reverse Split basis) outstanding on December 31, 2010.  In connection with the Recapitalization, the following transactions occurred:

•           120,000,000 shares of common stock were issued to Robert F.X. Sillerman and/or investors approved by him, for $3,600 in cash ($220) and notes receivable ($3,380) at $0.03 per share (notes receivable in connection with such issuance are due in five years, with interest accrued at the rate of 4.15% per annum, and have been presented as a reduction in stockholders’ equity in the accompanying balance sheet as a result of such notes being received in exchange for the issuance of common stock);

•           13,232,597 shares of common stock were issued to an institutional investor for $10,000 at a price of approximately $0.76 per share;

•           940,000 shares of common stock were issued to an accredited investor for $500, at a price of approximately $0.53 per share.

•           250,000 shares of common stock were issued to J. Howard, Inc., an entity affiliated with Jack L. Howard, a director and officer of the Company prior to the Recapitalization, and its designees (which included former directors of the Company) at a fair market value of $0.03 per share in connection with partially extinguishing outstanding debt of $171 owed to J. Howard, Inc.

Warrants

On February 16, 2011, the Company issued a five year warrant for 100,000 shares with an exercise price of $0.80 per share to Berenson Investments LLC (the “Berenson Warrant”), which vested on issuance. The fair value of the Berenson Warrant was determined to be $2,529 using the Black-Scholes option pricing model considering the contractual life of 5 years; expected volatility of 60%; and risk-free interest rate of 2.37%.  This amount was charged to general and administrative expense at the date of issuance.  Berenson & Company, LLC, an affiliate of Berenson Investments LLC, was the financial advisor to Sillerman in connection with the Recapitalization.

9.	Equity Incentive Plan

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period, on a straight-line basis. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and warrants issued. Stock-based awards issued to date are comprised principally of restricted stock awards (RSUs).

On February 21, 2011, the 2011 Executive Incentive Plan (the "Plan") of the Company was approved by the written consent of the holder of a majority of the Company's outstanding common stock. The Plan was previously recommended for approval by the Board of Directors of the Company at a telephonic meeting of the Board of Directors held on February 15, 2011. The Plan provides the Company the ability to grant to any officer, director, employee, consultant or other person who provides services to the Company or any related entity, options, stock appreciation rights, restricted stock awards, dividend equivalents and other stock-based awards and performance awards. The Company reserved 30,000,000 shares of common stock for delivery under the Plan. Pursuant to the Executive Incentive Plan and the employment agreements, the Compensation Committee of the Company’s Board of Directors authorized the grants of restricted stock described below.  The per share fair value of RSUs granted with service conditions was determined on the date of grant using the fair market value of the shares on the date of grant.

The following grants were authorized:

	Common Shares	Fair Market on Date of Grant
Robert F.X. Sillerman	5,000,000	$85,000
Janet Scardino	1,000,000	$25,500

The Company is accounting for these values at fair market value of the shares on the date of grant, with the value being recognized over the vesting period.  For Mr. Sillerman, the vesting period is 60 months and for the period ended March 31, 2011, the expense was $1,630 for the 35 days from the date of grant.  For Ms. Scardino, the vesting period is 36 months and for the period ended March 31, 2011, the expense was $1,048 for the 45 days from the date of grant.  The total compensation expense of $2,678 was included in the accompanying Statement of Operations in General and Administrative Expenses for the three months ended March 31, 2011.  There were no such expenses for the three months ended March 31, 2010.  No shares actually vested during the periods and the grants provide for vesting annually in arrears.

10.	Commitments and Contingencies

Employment Agreements

The Company has entered into employment agreements with Robert F.X. Sillerman as Executive Chairman and Janet Scardino as Chief Executive Officer.

As previously reported on the Company’s Current Report on Form 8-K dated February 11, 2011, the basic terms of the employment agreements with Mr. Sillerman and Ms. Scardino are as follows:

On February 16, 2011, the Company entered into an employment agreement with Mr. Sillerman, pursuant to which Mr. Sillerman shall serve as a member of the Board of Directors and as Executive Chairman of the Company. The agreement will terminate (i) five years after the commencement of Mr. Sillerman’s employment or (ii) nine months after the commencement of Mr. Sillerman’s employment if, by such date, the agreement has not been ratified by an independent director of the Company. The agreement requires that Mr. Sillerman devote a substantial portion of his time to the Company, except that he is free to pursue his existing investments, including without limitation, CKX Inc. and Circle Entertainment Inc. During the term of the agreement, the Company shall pay Mr. Sillerman an initial annualized base salary equal to $1,000 less the total value of certain fringe benefits, perquisites or other amounts required to be reported on form W-2 as compensation in each year.  On February 24, 2011, the independent members of the Company’s Board of Directors approved the agreement.

On February 15, 2011, the Company entered into an employment agreement with Ms. Scardino, pursuant to which Ms. Scardino shall serve as Chief Executive Officer of the Company. The initial term of Ms. Scardino’s employment is three years, and the agreement will automatically renew for an additional three year term unless the parties terminate the agreement or provide written notice of intention not to renew. The agreement requires that Ms. Scardino devote her full working time to the Company. During the term of the agreement, the Company shall pay Ms. Scardino an initial annualized base salary equal to $500.  On February 24, 2011, the independent members of the Company’s Board of Directors approved the agreement.

11.	Litigation

There are no lawsuits or claims pending against the Company.

12.	Related Party Transactions

Asset Contribution Agreement

At the closing of the Recapitalization, the Company entered into an Asset Contribution Agreement with Sillerman Investment Corporation, a Delaware corporation (“SIC”), an affiliate of Robert F.X. Sillerman our Executive Chairman, whereby SIC assigned certain intellectual property assets used in its business to the Company in exchange for an agreement by the Company to reimburse SIC for expenses incurred in connection with the development of such intellectual property assets and its related business, whenever incurred, at or after the closing, in an aggregate amount not to exceed $2,000.  Pursuant thereto, $1,312 was reimbursed and charged to general and administrative expense in the quarter.  Because such transaction was subject to certain rules regarding “affiliated” transactions, the Audit Committee and a majority of the independent members of the Board of Directors approved such reimbursement.

Debt Owed to J. Howard Inc.

The Company owed J. Howard Inc. the amount of $171 in connection with supporting the daily operations of the Company since 2007.  As part of the Recapitalization, the Company issued 250,000 shares to J. Howard, Inc., a director and officer of the Company prior to the Recapitalization, and its designees (which included former directors of the Company) in connection with partially extinguishing outstanding debt owed to J. Howard, Inc and the remaining portion of the debt was satisfied by the Company as part of the Recapitalization on February 15, 2011. The remaining debt of $163 was satisfied on February 15, 2011 by payment to J. Howard, Inc. in such amount.  In addition, J. Howard, Inc. was paid $37 to be used for payment of expenses incurred in connection with the Recapitalization on behalf of the Company.

Recapitalization Notes

In connection with the Recapitalization, Robert F.X. Sillerman (and his spouse and entities controlled by him), and Mitchell Nelson, each executive officers of the Company, executed promissory notes in accordance with their subscription agreements for the payment of the purchase price of the shares, in the amounts of $3,242 and $10, respectively.  Each note is an unsecured five-year note with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the Recapitalization Agreement (which was 4.15% per annum).  Mr. Nelson satisfied his note on April 1, 2011.  The notes are due five years after issuance, with interest accrued at the rate of 4.15% per annum, and have been presented as a reduction of the related paid in capital in the accompanying financial statements.

Shared Services Agreement

In an effort to economize on costs and be efficient in its use of resources, the Company entered into a shared services agreement with Circle Entertainment Inc. (“Circle”) as of February 15, 2011, pursuant to which it shares costs for legal and administrative services in support of Mitchell J. Nelson, its General Counsel and General Counsel to Circle.

The shared services agreement provides, in general, for sharing on a 50/50 basis of the applicable support provided by either company to Mr. Nelson in connection with his capacity as General Counsel, and an allocation generally based on the services provided by Mr. Nelson, which are initially estimated to be divided evenly between the companies.  The Company will initially be responsible for advancing the salary to Mr. Nelson for both companies and will be reimbursed by Circle for such salary and benefits (but not for any bonus, option or restricted share grant made by either company, which will be the responsibility of the company making such bonus, option or restricted share grant).  The agreement provides for the President of each Company to meet periodically to assess whether the services have been satisfactorily performed and to discuss whether the allocation has been fair.  The Audit Committee of each company’s Board of Directors will then review and, if appropriate, approve the allocations made and whether payments need to be adjusted or reimbursed, depending on the circumstances.

Because this transaction is subject to certain rules regarding “affiliate” transactions, the Audit Committee and a majority of the independent members of the Company’s Board of Directors have approved the shared services agreement.  This is deemed to be an affiliate transaction because Mr. Sillerman is Chairman and Mr. Nelson is Executive Vice President and General Counsel of Circle.

For the three months ended March 31, 2011, the Company incurred and billed Circle $28 for support, consisting primarily of legal and administrative services. These services provided were approved by Circle’s Audit Committee and the Company’s Audit Committee and the related fees were paid.

In addition, certain of the Company’s accounting personnel may provide personal accounting services to our Executive Chairman, Robert F.X. Sillerman.  To the extent such services are rendered, Mr. Sillerman shall reimburse the Company therefor.  The reimbursement for any such services shall be reviewed by the Company’s Audit Committee.  For the period ending March 31, 2011, $5 was due from Mr. Sillerman for such services.

Director Compensation

Each of our non-employee directors will receive an annual fee of $80, which includes attendance fees for four meetings a year. Each non-employee director will also receive an additional $0.75 for attendance at additional Board Meetings (over four). The chairperson of the Audit Committee will receive an additional fee of $15 per annum and the chairpersons of each other committee will receive an additional fee of $5 per annum. Each of the other members of the Audit Committee will receive $3 per annum and the other members of each of the other committees will receive a fee of $1 per annum. All fees described above will be payable in cash for calendar year 2011.  After 2011, directors can elect to receive up to 100% of their compensation in cash or equity and can elect to take their payments in any form of any equity instrument available and permissible under the Company’s stock incentive plan.  All equity will be priced based on the closing price on the last day of each fiscal quarter.  Election with respect to any quarterly payment in equity must be made before the end of the quarter.

Consultant

Benjamin Chen, an independent director, is acting as a consultant to the Company in the area of technology, systems architecture and technical operations.  He has been paid $53 for his services through March 31, 2011.

Employment Agreements

As described in Note 10, Commitments and Contingencies, the Company has entered into employment agreements with Robert F.X. Sillerman as Executive Chairman and Janet Scardino as Chief Executive Officer, each directors of the Company.

13.	Subsequent Events

Employment Agreements

The Company has entered into employment agreements with Chris Stephenson as Chief Marketing Officer and with Gregory Consiglio as Head of Business Development.

The basic terms of the employment agreements are as follows:

The Company entered into an employment agreement with Mr. Stephenson, pursuant to which Mr. Stephenson shall serve as Chief Marketing Officer of the Company. The initial term of Mr. Stephenson’s employment is three years, and the agreement will automatically renew for an additional three year term unless the parties terminate the agreement or provide written notice of intention not to renew. The agreement requires that Mr. Stephenson devote his full working time to the Company. During the term of the agreement, the Company shall pay Mr. Stephenson an initial annualized base salary equal to $400.  Mr. Stephenson shall be entitled to a restricted share grant of 250,000 shares of the Company’s common stock at the beginning the first employment year, 1/3 of which will vest at the end of each employment year (assuming Mr. Stephenson is still employed by the Company) and 100,000 shares of the Company’s common stock at the beginning of each year of Mr. Stephenson’s employment term, 1/3 of which vest at the end of each employment year (assuming Mr. Stephenson is still employed by the Company).

The Company has entered into an employment agreement with Mr. Consiglio, pursuant to which Mr. Consiglio shall serve as Head of Business Development of the Company.  Mr. Consiglio’s employment agreement is terminable by either party upon 30 days’ written notice to the other. The agreement requires that Mr. Consiglio devote his full working time to the Company. During the term of the agreement, the Company shall pay Mr. Consiglio an initial annualized base salary equal to $300.  Mr. Consiglio shall be entitled to a restricted share grant of 100,000 shares of the Company’s common stock at the beginning of the first employment year, 1/3 of which will vest at the end of each employment year (assuming Mr. Consiglio is still employed by the Company; and 50,000 shares of the Company’s common stock at the beginning of each year of his employment term, 1/3 of which will vest at the end of each employment year (assuming Mr. Consiglio is still employed by the Company).

14,522,597 shares of common stock

PROSPECTUS

[_________], 2011

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be
Paid
SEC Registration Fee	$18,546.81
Legal Fees and Expenses	75,000.00
Accounting Fees and Expenses	15,000.00
Total	$108,546.81

Item 14. Indemnification of Directors and Officers

Our bylaws and articles of incorporation provide that we will indemnify and hold harmless any of our officers, directors, employees or agents and reimburse such persons for any and all judgments, fines, liabilities, amounts paid in settlement and expenses, including attorney’s fees, incurred directly or indirectly in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, for which such persons served in any capacity at the request of the Company, to which such person is, was or is threatened to be made a party by reason of the fact that such person is, was or becomes a director, officer, employee or agent of the Company; provided that, (i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (ii) no indemnification is payable if a court having jurisdiction determined such indemnification to be unlawful.  Additionally, no indemnification will be made in respect of any claim, issue or matter as to which such person was determined to be liable to the Company, unless and only to the extent that the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15. Recent Sales of Unregistered Securities

On February 7, 2011, we entered into Recapitalization Agreement with Sillerman and EMH Howard.  Pursuant to the Recapitalization Agreement, Sillerman, together with other investors approved by Sillerman, committed to invest in the Company by acquiring 120,000,000 of our newly issued shares of common stock in a private placement transaction at a price of $0.03 per share (on a post-split basis as described below) as a result of which Sillerman and the other investors will own approximately 99% of the outstanding shares of common stock, with Sillerman (together with Robert F.X. Sillerman personally) directly or indirectly beneficially owning more than a majority of the outstanding shares of common stock.  Upon consummation, the proceeds of the private placement of $3,600,000 ($219,840 in cash and $3,380,160 in five-year promissory notes with interest accruing at the annual rate equal to the long-term Applicable Federal Rate in effect as of the date of the recapitalization agreement, which was 4.15% per annum) were received.

On February 16, 2011, the Company issued 13,232,597 shares of common stock to an institutional investor at a price of approximately $0.76 per share, and 940,000 shares of common stock to an accredited investor at a price of approximately $0.53 per share.  The shares of common stock issued in such placements were exempt from registration under the Securities Act, pursuant to an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.  No advertising or general solicitation was employed in offering the securities.  Transfer of the shares was restricted by the Company in accordance with the requirements of the Securities Act.

On February 16, 2011, the Company issued a five year warrant for 100,000 shares with an exercise price of $0.80 per share to Berenson Investments LLC.  Berenson & Company, LLC, an affiliate of Berenson Investments LLC, was the financial advisor to Sillerman in connection with the Recapitalization.  On May 9, 2011, Berenson Investments LLC exercised the warrant and paid $80,000 for 100,000 shares of our common stock.

As part of the Recapitalization, the Company also issued 250,000 shares to J. Howard, Inc., an entity affiliated with Jack L. Howard, a director and officer of the Company prior to the Recapitalization, and its designees (which included former directors of the Company) in connection with partially extinguishing outstanding debt of $171,000 owed to J. Howard, Inc. The fair market value of the shares at issuance was $0.03 per share.  The remaining debt of $163,000 was satisfied on February 15, 2011 by payment to J. Howard, Inc. in such amount.  In addition, J. Howard, Inc. was paid $37,000 to be used for payment of expenses incurred in connection with the Recapitalization on behalf of the Company.

As part of the Recapitalization, the Company effectuated a 1 for 10 reverse split of its issued and outstanding common stock.  Under the terms of the Reverse Split, each share of common stock, issued and outstanding as of such effective date, was automatically reclassified and changed into one-tenth of one share of common stock, without any action by the stockholder. Fractional shares were rounded up to the nearest whole share.  All share and per share amounts have been restated to reflect the Reverse Split.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description

3.1
Certificate of Amendment of Certificate of Incorporation of the registrant as filed with the Secretary of State of Delaware on February 11, 2011. Incorporated by reference the registrant’s current report on Form 8-K filed on February 16, 2011.

3.2	Amended and Restated Bylaws of the registrant, adopted on June 26, 1996. Incorporated by reference to the registrant’s registration statement on Form 3-2/A filed on July 2, 1996.
4.3	Form of Warrant.*
4.4	Subscription Agreement*
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.*
10.1	Agreement and Plan of Recapitalization, dated as of February 7, 2011, incorporated by reference to the registrant’s Form 8-K filed on February 10, 2011.
10.2
Asset Contribution Agreement, dated as of February 11, 2011, between Sillerman Investment Corporation and Function (X) Inc.  Incorporated by reference to the registrant’s current report on Form 8-K filed on February 16, 2011.

Exhibit No.	Description

10.3	Function (X) Inc. 2011 Executive Incentive Plan. Incorporated by reference to the registrant’s current report on Form 8-K filed on February 22, 2011.
10.4
Employment Agreement, dated as of February 16, 2011, between Function (X) Inc. and Robert F.X. Sillerman.  Incorporated by reference to the registrant’s current report on Form 8-K filed on February 16, 2011.

10.5	Employment Agreement, dated as of February 15, 2011, between Function (X) Inc. and Janet Scardino. Incorporated by reference to the registrant’s current report on Form 8-K filed on February 16, 2011.
10.6	Employment Agreement, dated as of May 11, 2011, between Function (X) Inc. and Chris Stephenson. Incorporated by reference to the registrant’s quarterly report on Form 10-Q filed on May 12, 2011.
10.7	Employment Agreement, dated as of May 11, 2011, between Function (X) Inc. and Gregory Consiglio. Incorporated by reference to the registrant’s quarterly report on Form 10-Q filed on May 12, 2011.
23.1	Consent of Kramer Levin Naftalis & Frankel LLP, included in Exhibit 5.1.*
23.2	Consent of BDO USA, LLP, an independent registered accounting firm.*
24	Power of Attorney (set forth on the signature page).*

* Filed herewith.

** To be filed by amendment.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on the 25th day of May, 2011.

FUNCTION (X) INC.

By:	/s/ Janet Scardino
Janet Scardino
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below constitutes and Mitchell Nelson and Janet Scardino, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Robert F.X. Sillerman	Executive Chairman, Director	May 25, 2011
Robert F.X. Sillerman

/s/ Janet Scardino	Chief Executive Officer, Director	May 25, 2011
Janet Scardino

/s/ Mitchell J. Nelson	Executive Vice President, General Counsel, Secretary, Director	May 25, 2011
Mitchell J. Nelson

/s/ Benjamin Chen	Director	May 25, 2011
Benjamin Chen

/s/ Peter Horan	Director	May 25, 2011
Peter Horan

/s/ John D. Miller	Director	May 25, 2011
John D. Miller

/s/ Joseph F. Rascoff	Director	May 25, 2011
Joseph F. Rascoff

/s/ Harriet Seitler	Director	May 25, 2011
Harriet Seitler

EXHIBIT INDEX

Exhibit No.	Description

3.1
Certificate of Amendment of Certificate of Incorporation of the registrant as filed with the Secretary of State of Delaware on February 11, 2011. Incorporated by reference the registrant’s current report on Form 8-K filed on February 16, 2011.

3.2	Amended and Restated Bylaws of the registrant, adopted on June 26, 1996. Incorporated by reference to the registrant’s registration statement on Form 3-2/A filed on July 2, 1996.
4.3	Form of Warrant.*
4.4	Subscription Agreement*
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.*
10.1	Agreement and Plan of Recapitalization, dated as of February 7, 2011, incorporated by reference to the registrant’s Form 8-K filed on February 10, 2011.
10.2
Asset Contribution Agreement, dated as of February 11, 2011, between Sillerman Investment Corporation and Function (X) Inc.  Incorporated by reference to the registrant’s current report on Form 8-K filed on February 16, 2011.

10.3	Function (X) Inc. 2011 Executive Incentive Plan. Incorporated by reference to the registrant’s current report on Form 8-K filed on February 22, 2011.
10.4
Employment Agreement, dated as of February 16, 2011, between Function (X) Inc. and Robert F.X. Sillerman.  Incorporated by reference to the registrant’s current report on Form 8-K filed on February 16, 2011.

10.5	Employment Agreement, dated as of February 15, 2011, between Function (X) Inc. and Janet Scardino. Incorporated by reference to the registrant’s current report on Form 8-K filed on February 16, 2011.
10.6	Employment Agreement, dated as of May 11, 2011, between Function (X) Inc. and Chris Stephenson. Incorporated by reference to the registrant’s quarterly report on Form 10-Q filed on May 12, 2011.
10.7	Employment Agreement, dated as of May 11, 2011 between Function (X) Inc. and Gregory Consiglio. Incorporated by reference to the registrant’s quarterly report on Form 10-Q filed on May 12, 2011.
23.1	Consent of Kramer Levin Naftalis & Frankel LLP, included in Exhibit 5.1.*
23.2	Consent of BDO USA, LLP, an independent registered accounting firm.*
24	Power of Attorney (set forth on the signature page).*

* Filed herewith.